Exhibit T3E-1


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

-------------------------------------x
                                    :
In re                               :           Chapter 11 Case Nos.
                                    :
CARMIKE CINEMAS, INC., et al.,      :           00-3302 (SLR) through
                       -- --
                                    :           00-3305 (SLR)
                  Debtors.          :
                                    :           Jointly Administered
-------------------------------------x





                      DEBTORS' AMENDED DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
                 -----------------------------------------------




                                                WEIL, GOTSHAL & MANGES LLP
                                                Attorneys For The Debtors
                                                767 Fifth Avenue
                                                New York, New York  10153
                                                (212) 310-8000

                                                            - and -

                                                RICHARDS, LAYTON & FINGER, P.A.
                                                Attorneys For The Debtors
                                                One Rodney Square
                                                P.O. Box 551
                                                Wilmington, Delaware  19899
                                                (302) 658-6541



Dated:    Wilmington, Delaware
          November 14, 2001

                                TABLE OF CONTENTS

                                                                                                      Page

I.       INTRODUCTION...................................................................................1

         A.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE...............................2

         B.       VOTING PROCEDURES.....................................................................3

         C.       CONFIRMATION HEARING..................................................................4

II.      OVERVIEW OF THE PLAN...........................................................................6

III.     GENERAL INFORMATION...........................................................................16

         A.       OVERVIEW OF CHAPTER 11...............................................................16

         B.       Description and History of Business..................................................17

                  1.       The Debtors.................................................................17

                  2.       Business....................................................................17

                  3.       Market Information..........................................................18

                  4.       Significant Indebtedness and Other Obligations..............................19

         C.       EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES...........................20

IV.      EVENTS DURING THE CHAPTER 11 CASES............................................................21

         A.       APPOINTMENT OF THE COMMITTEE.........................................................22

         B.       STABILIZATION OF BUSINESS............................................................23

                  1.       First Day Orders............................................................23

                  2.       Settlement with Studios.....................................................23

                  3.       Stabilizing Operations......................................................23

                  4.       Cash Collateral / Adequate Protection Agreement.............................24

                  5.       Retention and Severance Program; Mr. Patrick's Employment Agreement.........24

         C.       REAL ESTATE RATIONALIZATION AND TRANSACTIONS.........................................24

                  1.       Lease Rejections............................................................25

                  2.       Disposition of Personal Property Relating to Rejected Leases................25

                  3.       Settlement with MoviePlex Lenders...........................................25

                  4.       Rent Reductions and Other Concessions.......................................26


                                        i

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page


                  5.       Assumptions of Leases; Extensions of Time to Assume or Reject Leases........26

                  6.       Thoroughbred Partners.......................................................26

                  7.       Sale of Real Property.......................................................27

         D.       CLAIMS PROCESS AND BAR DATE..........................................................28

                  1.       Schedules and Statements....................................................28

                  2.       Bar Date....................................................................28

                  3.       Claims Settlement Authority.................................................28

                  4.       Settlement with Rawlins Construction Company................................29

                  5.       Settlement with Anthony Properties..........................................29

         E.       OTHER MATERIAL LITIGATION............................................................29

         F.       DEVELOPMENT OF BUSINESS PLAN AND PLAN NEGOTIATIONS...................................29

         G.       STATUS OF EXIT FACILITY NEGOTIATIONS.................................................30

V.       THE PLAN OF REORGANIZATION....................................................................30

         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS..........................31

                  1.       Administrative Expense Claims...............................................31

                  2.       Compensation and Reimbursement Claims.......................................31

                  3.       Priority Tax Claims.........................................................32

                  4.       Class 1 - Other Priority Claims.............................................33

                  5.       Class 2 - Secured Tax Claims................................................33

                  6.       Class 3 - Other Secured Claims..............................................34

                  7.       Class 4 - Bank Claims.......................................................34

                  8.       Class 5 - General Unsecured Claims (Other than Convenience Claims)..........36

                  9.       Class 6 - Convenience Claims................................................38

                  10.      Class 7 - Subordinated Note Claims..........................................39

                  11.      Class 8 - Preferred Stock Equity Interests..................................41

                  12.      Class 9 - Common Stock Equity Interests.....................................42


                                       ii

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  13.      Class 10 - Subsidiary Equity Interests......................................42

         B.       SECURITIES AND DEBT INSTRUMENTS TO BE ISSUED UNDER THE PLAN..........................42

                  1.       New Common Stock............................................................42

                  2.       New Bank Debt...............................................................43

                  3.       New Subordinated Notes......................................................43

         C.       METHOD OF DISTRIBUTION UNDER THE PLAN................................................43

         D.       TIMING OF DISTRIBUTIONS UNDER THE PLAN...............................................44

                  1.       Distributions on the Effective Date.........................................44

                  2.       Distributions on Subsequent Distribution Dates..............................45

         E.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................45

         F.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS.............................................47

         G.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS..........................................48

         H.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN....................................50

         I.       IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN................................50

         J.       DISCHARGE, RELEASE AND INJUNCTION....................................................51

         K.       SUMMARY OF OTHER PROVISIONS OF THE PLAN..............................................52

                  1.       Retiree Benefits............................................................52

                  2.       By-laws and Certificates of Incorporation...................................53

                  3.       Amendment or Modification of the Plan.......................................53

                  4.       Indemnification Obligations.................................................53

                  5.       Nonenforcement of Subordination Provisions..................................54

                  6.       Cancellation of Existing Securities and Agreements..........................54

                  7.       Revocation or Withdrawal of the Plan........................................54

                  8.       Termination of Committee....................................................54

                  9.       Claims Preserved............................................................55

                  10.      Effectuating Documents and Further Transactions.............................55


                                      iii

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  11.      Corporate Action............................................................55

                  12.      Exculpation.................................................................55

                  13.      Plan Supplement.............................................................56

VI.      CONFIRMATION AND CONSUMMATION PROCEDURE.......................................................56

         A.       SOLICITATION OF VOTES................................................................56

         B.       THE CONFIRMATION HEARING.............................................................57

         C.       CONFIRMATION.........................................................................58

                  1.       Acceptance..................................................................58

                  2.       Unfair Discrimination and Fair and Equitable Tests..........................58

                  3.       Feasibility.................................................................59

                  4.       Best Interests Test.........................................................60

         D.       CONSUMMATION.........................................................................62

VII.     MANAGEMENT OF REORGANIZED CARMIKE AND REORGANIZED SUBSIDIARIES................................62

         A.       BOARD OF DIRECTORS AND MANAGEMENT....................................................62

                  1.       Reorganized Carmike.........................................................62

                           a.       Board of Directors.................................................62

                           b.       Officers...........................................................63

                  2.       Reorganized Subsidiaries....................................................63

                           a.       Boards of Directors................................................63

                           b.       Officers...........................................................63

                  3.       Identity of Carmike's Executive Officers....................................63

         B.       COMPENSATION OF CARMIKE'S EXECUTIVE OFFICERS.........................................64

         C.       REORGANIZED CARMIKE MANAGEMENT SHARES................................................65

                  1.       Description.................................................................65

                           a.       Approval of the Incentive Plan.....................................65

                           b.       Administration of the Incentive Plan...............................65

                           c.       Awards under the Incentive Plan....................................65

                           d.       Payment of the Exercise Price of an Award..........................66


                                       iv

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                           e.       Limit on the Number of Shares Subject to the Incentive Plan........66

                           f.       Adjustments to Awards or the Number of Shares Available under the
                                    Incentive Plan.....................................................66

                           g.       Effect Under the Incentive Plan of a Change in Control of the Company.67

                           h.       CEO Award..........................................................67

                  2.       Certain Federal Income Tax Consequences.....................................68

                           a.       Stock Options......................................................68

                           b.       Incentive Stock Options............................................68

                           c.       Non-Qualified Stock Options........................................68

                           d.       Stock Awards.......................................................69

                           e.       Change in Control..................................................69

                           f.       Certain Limitations on Deductibility of Executive Compensation.....69

                  3.       Securities Law Compliance...................................................70

         D.       CHIEF EXECUTIVE OFFICER EMPLOYMENT CONTRACT..........................................70

         E.       CONTINUATION OF EXISTING BENEFIT PLANS AND D&O INSURANCE.............................71

         F.       POST-EFFECTIVE DATE SECURITY OWNERSHIP OF CERTAIN OWNERS.............................71

         G.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................72

VIII.    SECURITIES LAWS MATTERS.......................................................................73

         A.       BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS............................73

         B.       STOCKHOLDERS' AGREEMENT..............................................................77

         C.       REGISTRATION RIGHTS AGREEMENT........................................................77

IX.      VALUATION.....................................................................................77

X.       CERTAIN RISK FACTORS TO BE CONSIDERED.........................................................80

         A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS................................................81

                  1.       Risk of Non-Confirmation of the Plan........................................81


                                        v

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  2.       Non-Consensual Confirmation.................................................81

                  3.       Risk of Non-Occurrence of the Effective Date................................81

         B.       RISKS TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS..........................81

                  1.       Competitive Conditions......................................................81

                  2.       Dependence Upon Motion Picture Production and Performance...................82

                  3.       Dependence on Relationships with Motion Picture Distributors................82

                  4.       Seasonality.................................................................83

                  5.       Governmental Regulation.....................................................83

                  6.       Ability to Service Debt.....................................................84

                  7.       Lack of Active Trading Market...............................................84

                  8.       Significant Holders.........................................................84

                  9.       Projected Financial Information.............................................85

                  10.      Hart-Scott-Rodino Act Requirements..........................................85

XI.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...........................................86

         A.       CONSEQUENCES TO THE DEBTORS..........................................................87

                  1.       Cancellation of Debt........................................................87

                  2.       Limitation on NOL Carryforwards and Other Tax Attributes....................88

                  3.       Alternative Minimum Tax.....................................................90

                  4.       Non-Deductibility of OID on the New Subordinated Notes......................90

         B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS............................................91

                  1.       Consequences to Holders of Allowed Convenience Claims.......................91

                  2.       Consequences to Holders of Allowed General Unsecured Claims.................91

                  3.       Consequences to Holders of Subordinated Note Claims.........................93

                  4.       Distribution in Discharge of Accrued Interest...............................97

                  5.       Information Reporting and Withholding.......................................97



                                       vi

                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

         C.       CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS..........................................98

                  1.       Holders of Preferred Stock Equity Interests.................................98

                  2.       Holders of Common Stock Equity Interests....................................98

XII.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.....................................99

         A.       LIQUIDATION UNDER CHAPTER 7..........................................................99

         B.       ALTERNATIVE PLAN OF REORGANIZATION...................................................99

XIII.    CONCLUSION AND RECOMMENDATION................................................................100


                                TABLE OF CONTENTS
                                   (continued)



EXHIBIT A         Plan of Reorganization

EXHIBIT B         Disclosure Statement Order

EXHIBIT C         Carmike Cinemas, Inc. Annual Report on Form 10-K for the
                  fiscal year ended December 31, 2000 and as amended by Form
                  10-K/A

EXHIBIT D         Carmike Cinemas, Inc. Quarterly Report on Form 10-Q for the
                  fiscal quarter ended September 30, 2001

EXHIBIT E         Projected Financial Information

EXHIBIT F         Liquidation Analysis

EXHIBIT G         Amended Subordinated Notes Indenture Term Sheet

                                 I. INTRODUCTION

                  Carmike Cinemas, Inc. ("Carmike"), Eastwynn Theatres, Inc. ("Eastwynn"), Wooden Nickel Pub, Inc. ("Wooden Nickel") and Military Services, Inc. ("Military Services") (collectively, the "Debtors") submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of claims against and equity interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated November 14, 2001, as the same may be amended (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for January 3, 2002, commencing at 10:00 a.m. Eastern Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  Attached as Exhibits to this Disclosure Statement are copies of the following documents:

                  o        The Plan (Exhibit A);

                  o Order of the Bankruptcy Court dated November 14, 2001 (the "Disclosure Statement Order"), among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

                  o Carmike's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and as amended by Form 10-K/A (Exhibit C);

                  o Carmike's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 (Exhibit D);

                  o        The Debtors' Projected Financial Information (Exhibit
                           E);

                  o        The Debtors' Liquidation Analysis (Exhibit F); and

                  o        Amended Subordinated Notes Indenture Term Sheet
                           (Exhibit G).

                  In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan.

                  On November 14, 2001, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the

Debtors' creditors to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE
         -------------------------------------------------------

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected the Plan are entitled to vote to accept or reject a proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or equity interests will receive no recovery under a chapter 11 plan are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section V. of the Disclosure Statement.

                  Classes 2, 4, 5, 6, 7, 8 and 9 of the Plan are impaired and, to the extent Claims and Equity Interests in such Classes are Allowed Claims and Equity Interests, the holders of such Claims and Equity Interests will receive distributions under the Plan. As a result, holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan. Classes 1, 3 and 10 of the Plan are unimpaired. As a result, holders of Claims and Equity Interests in those Classes are conclusively presumed to have accepted the Plan.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by Classes 2, 4, 5, 6 and 7 will occur only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims in each Class that cast their Ballots vote in favor of acceptance. The Bankruptcy Code defines "acceptance" of a plan by a class of interest holders as acceptance by holders of at least two-thirds in amount of the allowed interests in such classes that cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by Classes 8 and 9 will occur only if at least two-thirds in amount of the Allowed Equity Interests in each Class that cast their Ballots vote in favor of acceptance. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. For a more detailed description of the requirements for confirmation of the Plan, see Section VI. of the Disclosure Statement.

                  If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI. C.2. of the Disclosure Statement.

                  In the event that a Class of Claims or Equity Interests entitled to vote votes to reject the Plan, the Debtors' determination whether to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code will be announced prior to or at the Confirmation Hearing.

B.       VOTING PROCEDURES
         -----------------

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims or Equity Interests in more than one Class and you are entitled to vote Claims or Equity Interests in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims or Equity Interests. Please vote and return your Ballot(s) to:

                                    Carmike Cinemas Ballot Processing
                                    c/o Bankruptcy Services LLC
                                    P.O. Box 5014 F.D.R. Station
                                    New York, New York 10150-5014

                  DO NOT RETURN ANY NOTES OR SECURITIES WITH YOUR BALLOT.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON DECEMBER 20, 2001. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL NOT BE COUNTED.

                  Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent and for which no proof of claim has been filed is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Order, the Bankruptcy Court set November 9, 2001 as the record date for voting on the Plan. Accordingly, only holders of record as of November 9, 2001 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Carmike Cinemas Ballot Processing of Bankruptcy Services LLC at (212) 376-8494.

C.       CONFIRMATION HEARING
         --------------------

                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on January 3, 2002, commencing at 10:00 a.m. Eastern Time, before the Honorable Sue L. Robinson, United States District Judge, at the United States District Court for the District of Delaware, 844 King Street, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before December 20, 2001 at 4:00 p.m., Eastern Time, in the manner described below in Section VI. B. of the Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH, REVIEWED, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION AND THE COMMISSION HAS NEITHER PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN
ARTICLE X. OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

                  THE CREDITORS' COMMITTEE FULLY SUPPORTS THE PLAN AND ENCOURAGES ALL HOLDERS OF GENERAL UNSECURED CLAIMS, CONVENIENCE CLAIMS AND SUBORDINATED NOTE CLAIMS TO VOTE TO ACCEPT THE PLAN.

                  THE DEBTORS BELIEVE THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND EQUITY INTEREST HOLDERS.

                  THE DEBTORS AND THE CREDITORS' COMMITTEE URGE THAT CREDITORS VOTE TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan:

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                  OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

           Type of Claim                                                                     Estimated
Class      or Equity Interest        Treatment                                               Recovery       Status
-----      ------------------        ---------                                               --------       ------
N/A        Administrative Expense    Except to the extent that any entity entitled to        100%           Unimpaired
           Claims                    payment of any Allowed Administrative Expense Claim
                                     agrees to a less favorable treatment, each holder of
                                     an Allowed Administrative Expense Claim shall receive
                                     Cash in an amount equal to such Allowed
                                     Administrative Expense Claim on the later of the
                                     Effective Date and the date such Administrative
                                     Expense Claim becomes an Allowed Administrative
                                     Expense Claim, or as soon thereafter as is
                                     practicable; provided, however, that Allowed
                                     Administrative Expense Claims representing
                                     liabilities incurred in the ordinary course of
                                     business by the Debtors in Possession or liabilities
                                     arising under loans or advances to or other
                                     obligations incurred by the Debtors in Possession
                                     will be paid in full and performed by the applicable
                                     Reorganized Debtor in the ordinary course of business
                                     in accordance with the terms and subject to the
                                     conditions of any agreements governing, instruments
                                     evidencing or other documents relating to such
                                     transactions.

N/A        Priority Tax Claims       Except to the extent a holder of an Allowed Priority    100%           Unimpaired
                                     Tax Claim has been paid by the Debtors prior to the
                                     Effective Date or agrees to a different treatment,
                                     each holder of an Allowed Priority Tax Claim will
                                     receive at the sole option of Reorganized Carmike,
                                     (a) Cash in an amount equal to such Allowed Priority
                                     Tax Claim on the later of the Effective Date and the
                                     date such Priority Tax Claim becomes an Allowed


                                       6

                                     Priority Tax Claim, or as soon thereafter as is
                                     practicable or (b) equal annual Cash payments in an
                                     aggregate amount equal to such Allowed Priority Tax
                                     Claim, together with interest at a fixed annual rate
                                     equal to 8.0%, over a period through the sixth
                                     anniversary of the date of assessment of such Allowed
                                     Priority Tax Claim, or upon such other terms
                                     determined by the Bankruptcy Court to provide the
                                     holder of such Allowed Priority Tax Claim deferred
                                     Cash payments having a value, as of the Effective
                                     Date, equal to such Allowed Priority Tax Claim.

1          Other Priority Claims     Except to the extent that a holder of an Allowed        100%           Unimpaired
                                     Other Priority Claim has been paid by the Debtors
                                     prior to the Effective Date or agrees to a different
                                     treatment, each holder of an Allowed Other Priority
                                     Claim as of the Record Date will receive, in full and
                                     complete settlement, satisfaction and discharge of
                                     its Allowed Other Priority Claim, Cash in an amount
                                     equal to such Allowed Other Priority Claim on the
                                     Effective Date or as soon thereafter as is
                                     practicable.

2          Secured Tax Claims        Except to the extent that a holder of an Allowed        100%           Impaired
                                     Secured Tax Claim has been paid by the Debtors prior
                                     to the Effective Date or agrees to a different
                                     treatment, each holder of an Allowed Secured Tax
                                     Claim as of the Record Date will receive, in full and
                                     complete settlement, satisfaction and discharge of
                                     its Allowed Secured Tax Claim, at the sole option of
                                     Reorganized Carmike, (i) Cash in an amount equal to
                                     such Allowed Secured Tax Claim, including any
                                     interest on such Allowed Secured Tax Claim required
                                     to be paid pursuant to section 506(b) of the
                                     Bankruptcy Code, if any, on the later of the
                                     Effective Date and the date such Allowed Secured Tax
                                     Claim becomes an Allowed Secured Tax Claim, or as
                                     soon thereafter as is practicable or (ii) equal


                                       7

                                     annual Cash payments in an aggregate amount equal to
                                     such Allowed Secured Tax Claim, together with
                                     interest at a fixed annual rate equal to 8.0%, over a
                                     period through the sixth anniversary of the date of
                                     assessment of such Allowed Secured Tax Claim, or upon
                                     such other terms determined by the Bankruptcy Court
                                     to provide the holder of such Allowed Secured Tax
                                     Claim deferred Cash payments having a value, as of
                                     the Effective Date, equal to such Allowed Secured Tax
                                     Claim.

3          Other Secured Claims      Except to the extent that a holder of an Other          100%           Unimpaired
                                     Secured Claim has been paid by the Debtors prior to
                                     the Effective Date or agrees to a different
                                     treatment, each holder of an Other Secured Claim as
                                     of the Record Date will, in full and complete
                                     settlement, satisfaction and discharge of its Other
                                     Secured Claim, at the sole option of the Reorganized
                                     Debtors, (i) be reinstated and rendered unimpaired in
                                     accordance with section 1124 of the Bankruptcy Code,
                                     (ii) receive Cash in an amount equal to such Other
                                     Secured Claim, including any interest on such Other
                                     Secured Claim required to be paid pursuant to
                                     section 506(b) of the Bankruptcy Code, if any, on the
                                     Effective Date or as soon thereafter as is
                                     practicable or (iii) receive the Collateral securing
                                     its Other Secured Claim and any interest on such
                                     Other Secured Claim required to be paid pursuant to
                                     section 506(b) of the Bankruptcy Code, if any, on the
                                     Effective Date or as soon thereafter as is
                                     practicable.

4          Bank Claims               Each  holder  of a Bank  Claim as of the  Record  Date  100%           Impaired
                                     shall  receive  on the  Effective  Date,  in full  and
                                     complete  settlement,  satisfaction  and  discharge of
                                     its Bank  Claim,  its Pro Rata  Share of: (i) New Bank
                                     Debt and (ii)  Cash in an  amount  equal to the sum of
                                     (w)  $35,000,000  on account of all accrued and unpaid
                                     post-petition  interest on the Bank Claims through the


                                       8

                                     Effective Date, provided,  however,  that in the event
                                     the  Effective  Date occurs  after  January 15,  2002,
                                     such  $35,000,000  amount  shall be  increased  by the
                                     interest  accruing  on the  Allowed  Bank  Claims from
                                     January 15, 2002 through and  including  the Effective
                                     Date at a per annum rate equal to "LIBOR"  plus 3.00%,
                                     as  defined  in  and  pursuant  to the  Bank  Revolver
                                     Agreement,  or "LIBOR"  plus 3.50%,  as defined in and
                                     pursuant   to  the  Bank  Term  Loan   Agreement,   as
                                     applicable;  (x) the Effective  Date Net Cash; (y) the
                                     Exit  Financing  Net  Cash;  and  (z)  all  reasonable
                                     professional  fees and expenses incurred by the Banks'
                                     retained  professionals,  Jones,  Day, Reavis & Pogue,
                                     FTI/Policano  & Manzo,  and  Duane,  Morris & Hecksher
                                     LLP,  in  connection   with  these  Chapter  11  Cases
                                     (including  reasonable prepetiton fees and expenses of
                                     Jones,   Day  Reavis  &  Pogue)  and  all  agent  fees
                                     required  to be paid by the  Debtors  under  the  Bank
                                     Credit  Agreements  through  such time as is necessary
                                     to fully complete the  implementation  of the New Bank
                                     Debt under the Plan.

                                     The New Bank Debt will bear interest, at the greater of: (a) at the option of Reorganized Carmike, (i) the Base Rate plus
                                     3.5% or (ii) LIBOR plus 4.5%; and (b) 7.75%
                                     per annum. Interest will be payable monthly in arrears. The New Bank Debt will mature on the fifth anniversary of the Effective
                                     Date. Reorganized Carmike shall repay the principal amount of the New Bank Debt prior to maturity as follows:

                                     Date                            Amortization
                                     ----                            ------------
                                     June 30, 2002                   $10,000,000
                                     December 31, 2002               $10,000,000
                                     June 30, 2003                   $12,500,000
                                     December 31, 2003               $12,500,000
                                     June 30, 2004                   $15,000,000
                                     December 31, 2004               $15,000,000


                                       9

                                     June 30, 2005                   $20,000,000
                                     December 31, 2005               $20,000,000
                                     June 30, 2006                   $20,000,000

                                     As more specifically described in the
                                     Post-Confirmation Credit Agreement, the New
                                     Bank Debt will be entitled to additional amortization payments on March 31 of each calendar year while the New Bank Debt is outstanding in the amount by which (a) the greater of (i) 50% of the Reorganized
                                     Debtors' EBITDA for the previous calendar year exceeds the projected EBITDA set forth in Exhibit E to the Disclosure Statement for such previous calendar year, and (ii)
                                     50% of cash and cash equivalents of the
                                     Reorganized Debtors in excess of $15
                                     million as of the end of the previous
                                     calendar year, exceeds (b) the amount then outstanding under the Exit Financing
                                     Facility (including, without limitation, undrawn letters of credit). In addition, the New Bank Debt will, subject to the terms of the Exit Financing Facility, be entitled to amortization payments equal to 50% of the net proceeds of asset sales permitted by the Post-Confirmation Credit
                                     Agreement (subject to customary reserves and reinvestment rights), in excess of such amount as is required to be paid on account of the Exit Financing Facility as a permanent reduction of the commitments thereunder. The New Bank Debt will be entitled to such other terms and conditions as set forth in the Post-Confirmation
                                     Credit Agreement.

                                     The New Bank Debt will be secured by a
                                     security interest, lien, and mortgage on all assets of the Reorganized Debtors
                                     (except, upon approval of any settlement of the Debtors' obligations relating to the Amended and Restated Master Lease between
                                     Carmike and MoviePlex Realty Leasing LLC, the property at or related to the MoviePlex sites which secure the MoviePlex obligations so long as the MoviePlex obligations are secured by no other


                                       10

                                     property). Such security interest, lien, and mortgage shall (1) be junior only to the security interests, liens and mortgages granted pursuant to the Exit Financing
                                     Facility and any security interests, liens and mortgages retained by holders of Secured Claims under the Plan, which liens had priority over the liens securing the Bank Claims as of the Commencement Date, and (2) attach to the Debtors' real estate leases only to the extent that the Debtors or Reorganized Debtors are able to obtain the required consents from landlords, which consents the Debtors and Reorganized
                                     Debtors shall use their reasonable best
                                     efforts to obtain without an obligation to make payments to landlords (other than reimbursement of reasonable legal costs and minimal administrative costs as may be agreed to in the Post-Confirmation Credit
                                     Agreement) to obtain such consents.

                                     In addition to the allowance of the Bank
                                     Claims in the amount set forth in Section
                                     4.4(a) of the Plan, the Debtors will
                                     provide the release set forth in Section
                                     9.6 of the Plan on account of Bank Claims.

5          General Unsecured         Except to the extent that a holder of a General         100%           Impaired
           Claims (Other than        Unsecured Claim has been paid by the Debtors prior to
           Convenience Claims)1      the Effective Date or agrees to a different
                                     treatment, each holder of an Allowed
                                     General Unsecured Claim as of the Record
                                     Date, other than a Convenience Claim
                                     treated in accordance with Section
                                     4.6(b)(i) of the Plan, shall receive, in
                                     full and complete settlement, satisfaction
                                     and discharge of such Allowed General
                                     Unsecured Claim, Cash in the aggregate
                                     amount of its Allowed General Unsecured
                                     Claim, together with interest from the

--------
1 The Debtors estimate the amount of Allowed General Unsecured Claims will, upon the final reconciliation and resolution of all General Unsecured Claims, aggregate between approximately $40,000,000 and $50,000,000.


                                       11

                                     Commencement Date to the Effective Date at a fixed annual rate equal to 9.4% (which amount for purposes of Section 4.5(b) of the Plan shall be added to the amount of its Allowed General Unsecured Claim, provided, however, that interest on lease rejection Claims shall commence accruing on the date following the effective date of such lease rejection) payable as follows:
                                     (i) on the Effective Date, or as soon
                                     thereafter as is practicable, a principal payment equal to its Pro Rata Share of $10 million, (ii) commencing on the first
                                     Subsequent Distribution Date after the
                                     Effective Date or as soon thereafter as is practicable, and on each Subsequent
                                     Distribution Date thereafter, such holder shall receive payments of interest on its Allowed General Unsecured Claim at a fixed annual rate equal to 9.4%, plus principal payments equal to its Pro Rata Share of $2,500,000 and (iii) on the fifth anniversary of the Effective Date, the outstanding principal balance of such
                                     Allowed General Unsecured Claim together with all accrued and unpaid interest thereon as of such date. In addition, in the event the Debtors refinance the New
                                     Bank Debt after the Effective Date, each holder of an Allowed General Unsecured
                                     Claim shall receive from the proceeds of such refinancing, as an additional amortization payment of principal, 20% of the then outstanding principal balance of its Allowed General Unsecured Claim, which payment shall be applied in satisfaction of the remaining payment obligations due to such holder under the Plan in the inverse order of maturity of such payments.

6          Convenience Claims        (i) If the holders of Class 6 Convenience  Claims vote  80%2           Impaired
                                     to accept  the Plan by the  requisite  majorities  set
                                     forth  in  section  1126(c)  of the  Bankruptcy  Code,

----------
2 Recovery estimate assumes that holders of Class 6 Convenience Claims vote to accept the Plan by the requisite majorities set forth in section 1126(c) of the
Bankruptcy Code.

                                       12

                                     except to the  extent  that a holder of a  Convenience
                                     Claim  has  been  paid  by the  Debtors  prior  to the
                                     Effective  Date or  agrees to a  different  treatment,
                                     each holder of an Allowed  Convenience Claim as of the
                                     Record Date shall  receive on the  Effective  Date, or
                                     as soon  thereafter  as is  practicable,  in full  and
                                     complete  settlement,  satisfaction  and  discharge of
                                     such  Allowed  Convenience  Claim,  Cash in an  amount
                                     equal to 80% of its Allowed Convenience Claim.

                                     (ii) If the holders of Class 6 Convenience
                                     Claims do not accept the Plan by the
                                     requisite majorities set forth in section
                                     1126(c) of the Bankruptcy Code, then the holders of Allowed Convenience Claims shall be treated as holders of Allowed General
                                     Unsecured Claims and treated in accordance with Section 4.5(b) of the Plan, provided, however, that in such event any election by a holder of an Allowed Convenience Claim to reduce the amount of its Allowed Claim to $1,000 shall be null and void.

7          Subordinated Note         Except to the extent that a holder of an Allowed        100%           Impaired
           Claims                    Subordinated Note Claim agrees to different treatment
                                     or elects the treatment pursuant to Section
                                     4.7(c) of the Plan, on the Effective Date,
                                     or as soon thereafter as is practicable,
                                     each holder of an Allowed Subordinated Note
                                     Claim as of the Record Date shall receive,
                                     in full and complete settlement,
                                     satisfaction and discharge of its Allowed
                                     Subordinated Note Claim (i) a New
                                     Subordinated Note in a principal amount
                                     equal to the principal amount of its
                                     Allowed Subordinated Note Claim, and (ii)
                                     its Pro Rata Share of Cash in the amount of
                                     the accrued and unpaid interest which is
                                     due and payable as of the Effective Date on
                                     the Subordinated Notes under the
                                     Subordinated Notes Indenture at the
                                     non-default rate. Assuming an Effective


                                       13

                                     Date of January 15, 2002, the accrued and unpaid interest which is due and payable as of such date under the Subordinated Notes
                                     Indenture at the non-default rate will be $22,983,364 (assuming the aggregate principal amount of Allowed Subordinated
                                     Note Claims held by Electing Noteholders is
                                     $50,000,000).

                                     The Amended Subordinated Notes Indenture will contain certain covenants and undertakings not contained in the
                                     Subordinated Notes Indenture relating to restricted payments, permitted incurrence of debt, payment restrictions and asset sales. See Exhibit G "Amended Subordinated
                                     Notes Indenture Term Sheet."

                                     Each holder of an Allowed Subordinated Note
                                     Claim may, at its option, elect on the
                                     Ballot to receive on account of such Claim shares of New Common Stock, in which event such holder shall forego any right to receive a distribution under Section 4.7(b) of the Plan and such consideration shall revest in Reorganized Carmike on the Effective Date; provided, however, that the aggregate principal amount of Allowed
                                     Subordinated Note Claims that may be
                                     exchanged for New Common Stock pursuant to
                                     Section 4.7(c) of the Plan shall not exceed
                                     $50,000,000 in the aggregate. Each Electing
                                     Noteholder shall receive its Pro Rata Share of New Common Stock representing, in the aggregate, the percentage of the New Common
                                     Stock as set forth at Section V.A.10 of the Disclosure Statement based upon the aggregate amount of Allowed Subordinated
                                     Note Claims held by all such Electing
                                     Noteholders as of the Effective Date.
                                     Assuming that the aggregate principal
                                     amount of Allowed Subordinated Note Claims held by Electing Noteholders is
                                     $50,000,000, each Electing Noteholder will receive its Pro Rata Share of New Common
                                     Stock representing 28.1% of the New Common
                                     Stock on a fully diluted basis.



                                       14

8          Preferred Stock Equity    On the Effective Date, or as soon thereafter as is      100%           Impaired
           Interests                 practicable, each holder of an Allowed Preferred
                                     Stock Equity Interest as of the Record Date
                                     shall receive in full and complete
                                     settlement, satisfaction and discharge of
                                     such Allowed Preferred Stock Equity
                                     Interest, its Pro Rata Share of New Common
                                     Stock representing the percentage of the
                                     New Common Stock described at Section V.
                                     A.10 of the Disclosure Statement based upon
                                     the aggregate principal amount of Allowed
                                     Subordinated Note Claims held by Electing
                                     Noteholders as of the Effective Date.
                                     Assuming that the aggregate principal
                                     amount of Allowed Subordinated Note Claims
                                     is $50,000,000, each holder of an Allowed
                                     Preferred Stock Equity Interest will
                                     receive its Pro Rata Share of New Common
                                     Stock representing 39.9% of the New Common
                                     Stock on a fully diluted basis. On the
                                     Effective Date, all Preferred Stock Equity
                                     Interests shall be extinguished.

9          Common Stock Equity       On the Effective Date, or as soon thereafter as is      N/A            Impaired
           Interests                 practicable, each holder of an Allowed Common Stock
                                     Equity Interest as of the Record Date shall
                                     receive in full and complete satisfaction
                                     of such Allowed Common Stock Equity
                                     Interest, its Pro Rata Share of New Common
                                     Stock representing the percentage of the
                                     New Common Stock described at Section V.
                                     A.10 of the Disclosure Statement based upon
                                     the aggregate principal amount of Allowed
                                     Subordinated Note Claims held by Electing
                                     Noteholders as of the Effective Date.
                                     Assuming that the aggregate principal
                                     amount of Allowed Subordinated Note Claims
                                     held by Electing Noteholders is
                                     $50,000,000, each holder of an Allowed
                                     Common Stock Equity Interest will receive
                                     its Pro Rata Share of New Common Stock
                                     representing 22.0% of the New Common Stock


                                       15

                                     on a fully diluted basis. On the Effective
                                     Date, all Common Stock Equity Interests
                                     shall be extinguished.

10         Subsidiary Equity         Each holder of a Subsidiary Equity Interest will        100%           Unimpaired
           Interests                 retain such Subsidiary Equity Interest.  The
                                     Subsidiary Equity Interests will be reinstated
                                     pursuant to section 1124(1) of the Bankruptcy Code
                                     and the legal, equitable or contractual rights to
                                     which such Subsidiary Equity Interests entitles a
                                     holder of a Subsidiary Equity Interest will not be
                                     altered.

                            III. GENERAL INFORMATION

         A.       OVERVIEW OF CHAPTER 11
                  ----------------------

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

                  Certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity

Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.       Description and History of Business
         -----------------------------------

                  1.       The Debtors

                  The Debtors operate their business through a group of affiliated entities. The Debtors in these Chapter 11 Cases are:

                  Carmike Cinemas, Inc., a Delaware corporation Eastwynn Theatres, Inc., an Alabama corporation Wooden Nickel Pub, Inc., a Delaware corporation Military Services, Inc., a Delaware corporation

                  Carmike, a public company, directly owns 100% of the outstanding shares of common stock of Eastwynn and Wooden Nickel and 80% of the outstanding shares of common stock of Military Services. F. Lee Champion, III, Senior Vice President, General Counsel and Corporate Secretary of Carmike and Eastwynn, Secretary of Wooden Nickel, and President of Military Services, and Richard D. Thompson, each own 10% of the outstanding shares of common stock of Military Services.

                  2.       Business

                  Carmike, along with its subsidiaries Eastwynn, Wooden Nickel and Military Services, is one of the largest motion picture exhibitors in the United States. As of the Commencement Date, the Debtors were the largest motion picture exhibitor in terms of the number of theatres operated (448) and the third largest motion picture exhibitor in terms of the number of available screens (2,860). The Debtors currently operate 327 theaters located in 35 states. The theatres operated by the Debtors are generally located in small to mid-sized communities ranging in population size from approximately 8,000 to 1,000,000.

                  The Debtors predominantly license and exhibit "first-run" motion pictures. From time to time, the Debtors convert marginally profitable theatres to "discount theatres" for the exhibition of films that have previously been shown on a first-run basis. The Debtors also operate certain theatres for the exhibition of first-run films at a reduced admission price. Such theatres are typically in smaller markets where Carmike is the only exhibitor in those markets. At December 31, 2000, the Debtors operated 43 discount theatres with 168 screens.

                  The Debtors' revenues are generated primarily from admissions and concessions sales. For the fiscal year ending December 31, 2000, the Debtors, on a consolidated basis, reported revenue of $462.3 million. As of December 31, 2000, on a consolidated basis, the Debtors' books and records reflected assets totaling approximately $777.0 million and liabilities totaling approximately $647.9 million. As of December 31, 2000 Carmike had approximately 9,097 employees.

                  3.       Market Information

                  As of August 6, 2001, there were approximately 10,018,287 shares of Carmike's Class A common stock issued and outstanding held by approximately 745 holders of record. All Carmike's Equity Interests, including all shares of Carmike's common stock, will be cancelled on the Effective Date pursuant to the Plan. Prior to January 12, 2001, Carmike's Class A common stock traded on the New York Stock Exchange ("NYSE") under the symbol "CKE." As of January 19, 2001, the Carmike's Class A common stock traded in the over-the-counter market, in the "pink sheets" published by the National Quotation Bureau, and was listed on the OTC Bulletin Board under the symbol "CKECQ." The following table sets forth, for the periods indicated, the high and low sale prices per share for Carmike's Class A common stock as reported by a market maker for Carmike's common stock:

                                                              High                       Low
                                                              ----                       ---
FYE 12/31/00               First Fiscal Quarter               $7 15/16                   $5 7/16
                           Second Fiscal Quarter              $6 1/16                    $3 7/16
                           Third Fiscal Quarter               $4 1/16                    $0 11/16
                           Fourth Fiscal Quarter              $0 7/8                     $0 5/16

FYE 12/31/99               First Fiscal Quarter               $20 1/8                    $15 1/2
                           Second Fiscal Quarter              $21 9/16                   $15 5/8
                           Third Fiscal Quarter               $15 7/8                    $12 13/16
                           Fourth Fiscal Quarter              $13 3/16                   $6 23/32

                  In addition to the Class A Common Stock, Carmike has issued and outstanding one other class of common stock, Class B Common Stock, and one series of preferred stock, 5.5% Series A Senior Cumulative Convertible Exchangeable Preferred Stock (the "Series A Preferred Stock"). As of August 6, 2001, there were 1,370,700 shares of Class B Common Stock outstanding, all of which shares were held by affiliates of Carmike. As of August 6, 2001, there were 550,000 shares of Series A Preferred Stock outstanding, all of which were held by certain affiliates of Goldman Sachs & Co.

                  Each outstanding share of (i) Class A Common Stock is afforded one vote (10,018,287 votes in the aggregate), (ii) Class B Common Stock is afforded ten votes (13,707,000 votes in the aggregate), and (iii) Series A Preferred Stock is afforded four votes (2,200,000 votes in the aggregate).

                  The Series A Preferred Stock is convertible into four shares of Class A Common Stock (subject to adjustments) or into convertible debt in certain instances at Carmike's option.

                  4.       Significant Indebtedness and Other Obligations

                  As of the Commencement Date, Carmike had the following Bank debt: (i) approximately $192,000,000 in principal amount of senior revolving debt under that certain Amended and Restated Credit Agreement among Carmike, the Banks party thereto and Wachovia Bank, N A., as agent, dated as of January 29, 1999, and amended as of March 31, 2000; and (ii) approximately $71,272,500 in principal amount of senior term debt under that certain Term Loan Credit Agreement among Carmike, the Banks parties thereto, Wachovia Bank, NA., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and First Union National Bank, as documentation agent, dated as of February 25, 1999, as amended as of July 13, 1999, and further amended as of March 31, 2000 (the revolving credit agreement and the term loan are referred to as the "Bank Credit Agreements"). The Bank Credit Agreements are guaranteed by all the Debtors and secured by substantially all the personal property of Carmike and Eastwynn.

                  Carmike also has issued and outstanding 9 3/8% Senior Subordinated Notes due 2009 in the principal amount of $200,000,000. The Subordinated Notes are guaranteed on a subordinated basis by Carmike's wholly-owned subsidiaries and are subordinate in right of payment to the prior payment of the amounts due to the Banks under the Bank Credit Agreements.

                  As of the Commencement Date, Carmike leased six theatres pursuant to that certain Amended and Restated Master Lease between Movieplex Realty Leasing, L.L.C. ("MoviePlex") and Carmike, dated as of January 29, 1999, as amended as of November 19, 1999, and further amended as of March 31, 2000 (the "MoviePlex Lease"). Carmike's obligations under the MoviePlex Lease are guaranteed by all of the Debtors and are secured by substantially all of the personal property of Carmike and Eastwynn. In connection with the MoviePlex Lease, MoviePlex issued bonds in the amount of approximately $72,750,000. The bonds were secured, in part, by letters of credit issued by certain financial institutions (the "MoviePlex Lenders"). The MoviePlex Lenders are the collateral assignee of the MoviePlex Lease and are the mortgagees of the six theatres. On May 16, 2001, the Bankruptcy Court entered an order deeming the MoviePlex Lease to be a true lease.

                  Carmike also is an obligor under capital leases in the principal amount of $47,894,000 (less then-current maturities and $2,085,000 classified as subject to compromise) as of September 30, 2001.

                  The Downtown Development Authority of Columbus, Georgia issued industrial revenue bonds to fund a loan that enabled Carmike's predecessor to construct its headquarters building. Carmike has guaranteed the payment of the industrial revenue bonds (the obligation of Carmike under such guarantee, the "IRB Debt"). The loan from the Downtown Development Authority to Carmike is secured by the headquarters building, and the industrial revenue bonds are secured by an assignment of the note relating to the loan and a security deed on the headquarters building. By order dated October 27, 2000, the Debtors were authorized to make post petition payments with respect to the IRB Debt to preserve a low interest rate on the this indebtedness. As of September 30, 2001, the outstanding principal amount under such loan was approximately $1,500,000.

                  Carmike is indebted to Columbus Bank and Trust in the approximately amount of $1,546,621. This obligation is secured by a certificate of deposit in the principal amount of $2,247,921.

C.       EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES
         ----------------------------------------------------------

                  The motion picture exhibition business has undergone significant changes in recent years. The major exhibitors, including the Debtors, over the last several years have opened a substantial number of large multiplexes and theatres featuring stadium seating and improved sound systems in an effort to attract larger audiences. To remain competitive given the trends in the industry, during the past several years, the Debtors have adopted a strategy of developing new theatres, improving older theatres and selectively acquiring theatres. As these theatres were coming on-line, the growth in the number of screens far exceeded audience growth.

                  These new theatres required the expenditure of significant funds both for the initial cost and upkeep. The Debtors, and other major motion picture exhibitors, incurred significant levels of debt to finance the construction. The recapture of the investment in such theatres takes a significant amount of time as the theatres have to develop a following. At the same time, the new theatres have drawn audiences away from older theatres and reduced per screen attendance. Thus, the Debtors and other exhibitors found it necessary to close underperforming theatres and to reduce the total number of screens.

                  In the fourth quarter of 1999, the Debtors recognized a non-cash impairment charge of approximately $33,000,000 to reduce the carrying value of approximately 82 theatres with 432 screens and to reduce the value of its investment in certain joint-venture movie complexes. Following the recognition of the 1999 impairment charge, the Debtors sought and obtained a waiver of the resulting default in certain financial covenants contained in the Bank Credit Agreements and the MoviePlex Lease.

                  Recognizing the challenges in the movie industry, the Debtors sought to improve their financial position by contracting movie theatre development not required by existing obligations, curtailing to the extent feasible renovation and expansion of existing theatres and theatre acquisitions, tightening control over expenditures, and aggressively marketing surplus assets. However, these efforts were insufficient to offset the poor operating results during the month of June 2000.

                  Carmike's business is seasonal. The high seasons are the summer months and Thanksgiving and Christmas holidays. Normally, after schools adjourn for the summer, there is a significant increase in Carmike's revenues. That did not happen in 2000. June 2000's revenues were substantially below projections.

                  The resulting reductions in revenue and operating profits caused a prospective default of the financial ratio covenants contained in the Bank Credit Agreements as of June 30, 2000. On July 25, 2000, the agents under the Bank Credit Agreements delivered a notice of default to Carmike. The agents declared an event of default under the Bank Credit Agreements based upon such technical noncompliance with financial covenants. The notice expressly reserved the Banks' rights and remedies under the Bank Credit Agreements. Thereafter, and on July 28, 2000, the agents under the Bank Credit Agreements also issued a payment blockage notice to Carmike and the Indenture Trustee for the 9 3/8% Subordinated Notes, prohibiting the payment by Carmike of the semi-annual interest payment in the amount of approximately $9,375,000 due to the holders of the 9 3/8% Subordinated Notes on August 1, 2000. The request of Carmike that the Banks waive the technical defaults and allow the payment of the semi-annual interest to the 9 3/8% Subordinated Noteholders and negotiate an appropriate amendment to the Bank Credit Agreements to allow Carmike to operative effectively in the changed circumstances of the industry was rejected.

                  By issuing the payment blockage notice, the agents under the Bank Credit Agreements exposed the Debtors to the substantial risks as to their future viability. Signs of tightening trade credit and increasing requests for security deposits emerged. Consequently in the interests of preserving and enhancing value of their assets and business for all parties in interest and to minimize any potential disruption to their business, the Debtors determined that their need to restructure would be best accomplished within the context of a case under chapter 11 of the Bankruptcy Code.

                  IV. EVENTS DURING THE CHAPTER 11 CASES

                  On August 8, 2000, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

                  The following is a brief description of certain major events that have occurred during the Chapter 11 Cases.

A.       APPOINTMENT OF THE COMMITTEE
         ----------------------------

                  On August 23, 2000, the United States Trustee, pursuant to section 1102(a)(1) of the Bankruptcy Code, appointed a nine-member committee to represent the interests of unsecured creditors of the Debtors (the "Committee"). General Electric Capital Corporation, Dreamworks, SKG, Disney Enterprises, Inc. and Bank of New York have resigned as members of the Committee, and Wilmington Trust Company was added to the Committee following the resignation of Bank of New York. As a result, the Committee currently consists of 6 members. The current members of, and the attorneys and financial advisors retained by, the Committee are set forth below:

                                COMMITTEE MEMBERS
                                -----------------

Aegon USA Investment Management, Inc.     Capital City Supply Company
4333 Edgewood Road, NE                    14499 North Dale Mabry Highway
Cedar Rapids, IA  52499                   Suite 201
                                          Tampa, FL  33618

The Capital Group Companies               Coca-Cola Co. North America
33 S. Hope Street                         One Coca-Cola Plaza
Los Angeles, CA  0071                     Atlanta, GA  30313

Festival, Inc.                            Wilmington Trust Company
5555 Melrose Avenue                       Rodney Square North
Hollywood, CA  90038                      1100 North Market Street
                                          Wilmington, Delaware 19890

                             COMMITTEE PROFESSIONALS
                             -----------------------


Attorneys                                 Financial Advisors
---------                                 ------------------

Akin, Gump, Strauss, Hauer & Feld, L.L.P. Houlihan, Lokey Howard & Zukin Capital
590 Madison Avenue                        1930 Century Park West
New York, New York  10022                 Los Angeles, California  90067-6802


                  Since the Committee's formation, the Debtors have consulted with the Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Committee informed with respect to their operations and have sought the concurrence of the Committee for actions and transactions outside of the ordinary course of the Debtors' business. The Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business operations, operating performance and business plan. The Debtors and their professionals have met with the Committee and its professionals on regular occasions during the Chapter 11 Cases, including in connection with the Debtors' business plan and the negotiation of the Plan.

B.       STABILIZATION OF BUSINESS
         -------------------------

                  During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring their relationship with vendors, newspapers, and utilities that had been harmed by the commencement of the Chapter 11 Cases.

                  1.       First Day Orders

                  On the Commencement Date and shortly thereafter, the Bankruptcy Court entered several orders authorizing the Debtors to pay various prepetition claims. These orders were designed to ease the strain of the Debtors' relationships with employees and vendors as a consequence of the commencement of the Chapter 11 Cases. The Bankruptcy Court entered orders authorizing the Debtors to, among other things, pay prepetition wages and benefits to employees and certain prepetition claims held by trade vendors deemed by the Debtors to be "critical" to the operation of their business.

                  2.       Settlement with Studios

                  Upon the commencement of the Chapter 11 Cases, the Debtors experienced a disruption in the flow of films from the motion picture studios (the "Studios") to its theatres as a result of the cessation of payments to the Studios for prepetition license fees. Not only were the Debtors faced with the possibility of not obtaining new films, they were also faced with a dwindling supply of films in hand because certain Studios refused to extend the licenses of even those films and demanded the return of such films. To stabilize their business operations, the Debtors devoted substantial time and resources to negotiations with the Studios, upon whose films the Debtors depend for their survival. To that end, the Debtors negotiated agreements with the Studios pursuant to which the Debtors would pay the prepetition licensing fees, in the approximate aggregate amount of $37 million, over a 17-week period. By Order dated September 14, 2000, the Court approved the agreements with the Studios. The Debtors have since paid all prepetition licensing fees due to the Studios. Following the Court's approval of the agreements with the Studios, the Debtors' relationship with the Studios normalized, and the Debtors now receive a fair allocation of new films.

                  3.       Stabilizing Operations

                  Following the commencement of the Chapter 11 Cases, the Debtors experienced disruptions in the supply of goods and services from vendors and utility companies, and from the inability to place advertisements in certain newspapers. The Debtors devoted substantial efforts to responding to these disruptions and stabilizing their business operations. The Debtors believe that they have recovered from the adverse impact of the commencement of the Chapter 11 Cases.

                  4.       Cash Collateral / Adequate Protection Agreement

                  To secure their obligations under the Bank Credit Agreements and the MoviePlex Lease, Carmike and Eastwynn granted to the collateral agent, for the benefit of the Banks and the MoviePlex Lenders, liens on substantially all of their personal property. On January 30, 2001, the Bankruptcy Court approved the Debtors' agreement with the Banks and the MoviePlex Lenders concerning issues relating to cash collateral and adequate protection, as those terms are defined in the Bankruptcy Code. The Debtors made payments to the Banks and MoviePlex Lenders in the aggregate amount of $8,272,821 on March 5, 2001 and have made payments to the Banks of $500,000 per month as adequate protection payments since March 15, 2000. All such payments to the Banks are treated as principal payments under the Bank Credit Agreements. Amounts allocated to the MoviePlex Lease are treated as post-petition rent.

                  5. Retention and Severance Program; Mr. Patrick's Employment Agreement

                  After the commencement of the Chapter 11 Cases, the Debtors experienced an increased rate of employee turnover, including the resignations of certain key employees. To combat uncertainties stemming from the Chapter 11 Cases, to reward employees for shouldering the burdens imposed upon them by the Chapter 11 Cases and to maintain employee morale, the Debtors implemented, with the approval of the Bankruptcy Court, an Employee Retention and Severance Plan. The Employee Retention and Severance Plan provides for retention bonuses for 51 key employees contingent upon their employment with the Debtors on February 28, 2001 and August 31, 2001, and for 9 senior executives based, in part, on the Debtors' financial performance. In addition, these key employees and senior executives are entitled to severance payments in the event they are terminated without cause. Since the implementation of the Employee Retention and Severance, there has been virtually no turnover among these key employees. The Debtors have also continued their annual bonus plan in the ordinary course of business (to the extent that bonus objectives can be met during the fiscal year).

                  In connection with the Employee Retention and Severance Plan, the Bankruptcy Court approved the Debtors' assumption of the pre-petition executory employment agreement of Carmike's chief executive officer Michael W. Patrick, subject to certain modifications.

C.       REAL ESTATE RATIONALIZATION AND TRANSACTIONS
         --------------------------------------------

                  Shortly after the Commencement Date, the Debtors, together with their financial advisors, commenced the process of reviewing and analyzing each of their theatre locations and geographic markets to determine which, if any, of such theatres and geographic markets should be divested or closed during the Chapter 11 Cases. The Debtors have consummated the following real estate transactions and theatre closures during the pendency of the Chapter 11 Cases:

                  1.       Lease Rejections

                  Since the commencement of the Chapter 11 Cases, the Debtors with the assistance of their financial advisors, Dresdner Kleinwort Wasserstein, Inc. ("DrKW"), have engaged in an extensive analysis of the operating performance of each of their theatres and the markets in which they operate. As part of this analysis, the Debtors analyzed their leased-theatre portfolio. This lease rationalization process, an integral component in the development of the Debtors' long-range business plan, involved an analysis of the operating performance of their theatres to determine which theatres should be closed and which underlying leases should be rejected. As part of this process, the Debtors analyzed a number of factors including, among other things, (i) the profitability of each of the theatres, (ii) the carrying costs of the associated leases, (iii) the ability to negotiate rent concessions to improve the profitability of such theatres, (iv) the demographic makeup of the area in which each theatre is located, (v) changes or potential changes in the competitive landscape of each market by reason of announced or anticipated actions by their competitors, and, in many instances, and (vi) the benefit closure of certain theatres will have on neighboring theatres operated by the Debtors.

                  The Bankruptcy Court has authorized the Debtors' rejection of approximately 130 leases. The Debtors have also closed 12 theatres following the expiration of the underlying leases, and 10 theatres that the Debtors own.

                  2.       Disposition of Personal Property Relating to Rejected
Leases

                  In connection with the lease rejections, the Debtors have made various arrangements with respect to the furniture, fixtures and equipment located on the premises of such closed theatres. In some instances, the Debtors have transferred all of their right, title and interest to such personal property located on such leased premises to the lessor in exchange for a reduction or waiver of the lessor's claim against the Debtors or for other consideration. These agreements, to date, have resulted in the release or waiver of claims estimated to exceed $2,580,000. In other instances, the Debtors have arranged with the lessor to have the Debtors remove their personal property or have abandoned same.

                  3.       Settlement with MoviePlex Lenders

                  On February 13, 2001, the agent for the MoviePlex Lenders commenced an adversary proceeding in the Bankruptcy Court seeking a declaration that the MoviePlex Lease is a true lease. The Debtors agreed to an interim settlement regarding the MoviePlex Lease that the Bankruptcy Court approved by order dated May 10, 2001. The interim settlement provided that the MoviePlex Lease would be deemed to be a true lease for bankruptcy law purposes, authorized the payment by the Debtors to the MoviePlex Lenders of $4.2 million (in addition to the approximately $1.9 million received under the adequate protection/cash collateral agreement) in satisfaction of all post-petition rent (other than certain triple net lease charges) through March 31, 2001, and authorized the payment of postpetition rent from April 1, 2001 through August 31, 2001 at the rate of $409,000 per month.

                  The Debtors and MoviePlex Lenders have reached an agreement in principle to restructure the MoviePlex Lease, which is subject to approval by the Bankruptcy Court. The agreement in principle contemplates that Carmike would enter into a new 15 year lease for the six MoviePlex properties with an option to extend the term for an additional five years. The existing lease will be terminated and prepetition defaults will be cured up to a maximum amount of $493,680. The initial base rent for the six theatres would be an aggregate of $5.4 million per annum, subject to periodic increases thereafter and certain additional rent obligations such as percentage rent. At the end of the lease term, or if the lease is terminated by reason of a default by Carmike, the furniture, fixtures and equipment located in the theatres would become property of the MoviePlex Lenders. In addition, the MoviePlex Lenders would release their liens on the Debtors' other assets that secured the MoviePlex obligations.

                  4.       Rent Reductions and Other Concessions

                  The Debtors also have been negotiating diligently with their landlords in an effort to obtain rent reductions and lease amendments. Such negotiations have resulted in the consummation of certain lease amendments under which landlords have reduced the rent and related expenses under their leases with the Debtors or granted to the Debtors other rights under the leases.

                  5. Assumptions of Leases; Extensions of Time to Assume or Reject Leases

                  To date, the Debtors have assumed approximately 185 unexpired leases of nonresidential real property. Approximately 15 of these lease assumptions related to agreements with landlords for the assumption of the lease in exchange for amendments to either the lease to be assumed or to other leases the Debtors have with the landlord.

                  Pursuant to section 365(d)(4) of the Bankruptcy Code, absent an extension of time by the Bankruptcy Court, the Debtors were required to assume or reject their unexpired leases of nonresidential real property on or before October 10, 2000. By order dated October 3, 2000, the Bankruptcy Court extended the Debtors' time to assume or reject their unexpired leases through April 10, 2001. By order dated November 1, 2001, the Bankruptcy Court granted the Debtors an extension of time to assume or reject the majority of their remaining unexpired leases through February 6, 2002.

                  6.       Thoroughbred Partners

                  On or about May 13, 1998, Carmike and Brookside Properties, Inc., a Tennessee corporation ("Brookside"), executed a contract (the "Contract") which, among other things, contemplated the formation of a limited liability company to be owned by Carmike and an affiliate of Brookside for the purpose of acquiring, selling, leasing and operating certain real property consisting of seven outparcels surrounding Carmike's Thoroughbred Square Theatre located in Franklin, Tennessee. Carmike's participation in the limited liability company was a condition precedent to Carmike's acquisition of the real property on which the Thoroughbred Square Theatre was constructed.

                  Pursuant to the Contract, on or about June 18, 1998, Carmike and an affiliate of Brookside, Thoroughbred Partners, LLC (which was subsequently merged into Thoroughbred Partners, a Tennessee general partnership) ("TP"), formed Thoroughbred Square, LLC to own the seven outparcels. Carmike and Thoroughbred Partners are the sole members of Thoroughbred Square, LLC, owning a 45% and 55% membership interest, respectively.

                  By orders dated October 18, 2000, November 30, 2000, March 8, 2001, and May 31, 2001, the Bankruptcy Court authorized Carmike to sell its interests in five of the outparcels to TP for the aggregate purchase price of approximately $3.46 million. In addition, on January 19, 2001, Thoroughbred Partners executed an agreement for the sale of one of the outparcels, which sale did not require Carmike's or the Bankruptcy Court's approval. Carmike's share of the proceeds of such sale was approximately $600,000.

                  7.       Sale of Real Property

                  On or about March 1, 1999, Carmike purchased three outparcels surrounding a theatre it owns in Kennewick, Washington with the intent to resell or lease the properties. By orders dated October 27, 2000 and March 2, 2001, the Bankruptcy Court authorized Carmike to sell two of the three outparcels for an aggregate purchase price of $1,265,381.

                  In January, 1999, Carmike purchased approximately 19.42 acres of real property located in West Des Moines, Iowa with the intent of constructing a family entertainment center, including a movie theatre, on the site. As a result of changes in market and competitive factors subsequent to Carmike's purchase of the property, Carmike determined not to proceed with its construction plans and determined to sell the property. By order dated March 7, 2001, the Bankruptcy Court authorized Carmike to sell the property for $4.75 million.

                  In September, 1991, Carmike acquired several theatres in connection with the purchase of substantially all of the assets of CinAmerica Theatres, L.P., including a one-screen theatre known as the Villa and surrounding parcels located in Salt Lake City, Utah. As part of their real estate rationalization process, Carmike determined to sell the premises. By order dated May 31, 2001, the Bankruptcy Court authorized Carmike to sell the property for $2,400,000.

D.       CLAIMS PROCESS AND BAR DATE
         ---------------------------

                  1.       Schedules and Statements

                  The Debtors filed with the Bankruptcy Court their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases and Lists of Equity Security Holders (collectively, the "Schedules") for Wooden Nickel and Military Services on September 19, 2000, and for Carmike and Eastwynn on October 18, 2000. On April 16, 2001, the Debtors filed amended Schedules.

                  2.       Bar Date

                  By order dated March 2, 2001 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed May 8, 2001 (the "Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about March 23, 2001, a proof of claim form, a notice regarding the scheduling of each Claim and a notice regarding the Bar Date and the Bar Date Order were mailed to all creditors listed on the Debtors' Schedules. A proof of claim form, a notice regarding the Bar Date and the Bar Date Order were also mailed, in accordance with the Bar Date Order, to, among others, the members of the Committee and all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the entry of the Bar Date Order.

                  Approximately 1,800 proofs of claim asserting claims against the Debtors have been filed with the claims agent appointed by the Bankruptcy Court. The aggregate amount of claims filed and scheduled exceeds $2.1 billion, including duplication. The Debtors are currently reviewing, analyzing and reconciling the filed claims and will object to a substantial portion of the filed claims. The Debtors estimate that the aggregate amount of scheduled and filed claims that ultimately will become Allowed General Unsecured Claims in the Chapter 11 Cases is less than $50,000,000.

                  3.       Claims Settlement Authority

                  By orders dated October 27, 2000 and September 5, 2001 (the "Litigation Claims Settlement Orders"), the Bankruptcy Court authorized the Debtors to adopt procedures for the settlement and payment of certain litigation-related claims, without the need for further Bankruptcy Court approval. Pursuant to the Litigation Claims Settlement Orders, the Debtors are authorized to pay (a) up to $10,000, in Cash, per claim, to settle federal discrimination claims based upon pre-Commencement Date lawsuits, (b) up to $5,000, in Cash, per claim, to settle state law discrimination claims based upon pre-Commencement Date lawsuits, (c) up to $3,000, in Cash, per claim, to settle discrimination claims filed with the Equal Employment Opportunity Commission,
(d) up to $15,000, in Cash, per claim, to settle certain personal injury claims, and (e) up to $25,000, in Cash, per claim, to settle certain construction and other claims. The aggregate cap on Cash payable by the Debtors to any single claimant with respect to discrimination claims is $10,000, with respect to personal injury claims is $25,000 and with respect to any multiple Plaintiff lawsuit is $35,000. As of October 16, 2001, pursuant to the Litigation Claims Settlement Orders, the Debtors have settled 22 claims through the payment of approximately $155,696.40, in the aggregate. Approximately 55 litigation claims have been asserted against the Debtors.

                  4.       Settlement with Rawlins Construction Company

                  Rawlins Construction Company ("Rawlins") asserted mechanics' liens in excess of $1.1 million on two theatres owned by the Debtors. On November 15, 2000, Rawlins commenced an adversary proceeding to impose a constructive trust on the Debtors' general funds. The Debtors moved to dismiss the adversary proceeding. Thereafter, the parties negotiated a settlement of the adversary proceeding. By order dated August 29, 2001, the Bankruptcy Court approved the settlement whereby the Debtors paid Rawlins approximated $934,268.31 in full satisfaction of their claims. In connection therewith, Rawlins agreed to release its liens and to discharge all liens filed by subcontractors against the two theatres and to indemnify the Debtors for such claims and liens.

                  5.       Settlement with Anthony Properties

                  At a hearing held on August 28, 2001, the Bankruptcy Court approved a stipulation and agreement between the Debtors and Anthony Properties Management, Inc. and its affiliates ("Anthony Properties"), their largest landlord, providing for a global settlement of issues whereby the Debtors assumed or rejected all but one of the Anthony Properties' leases, received reductions in lease obligations for four such assumed leases, and, regarding the one remaining lease, obtained additional time to attempt to negotiate favorable modifications that will facilitate assumption of a lease for the contemplated construction of a new theatre.

E.       OTHER MATERIAL LITIGATION
         -------------------------

                  There is no material litigation or administrative proceeding to which the Debtors are parties that the Debtors must disclose in accordance with generally accepted accounting principles. The Debtors do not believe they have any claims against officers, directors, advisors or consultants of or to the Debtors.

F.       DEVELOPMENT OF BUSINESS PLAN AND PLAN NEGOTIATIONS
         --------------------------------------------------

                  After achieving an initial stabilization of their business operations during the early stages of the Chapter 11 Cases, the Debtors engaged in an extensive review and evaluation of the constituent parts of their business in the context of formulating a long-range business plan and, eventually, a plan of reorganization.

                  On April 18, 2001, the Debtors presented their Business Plan to the Committee and the Banks. The Business Plan incorporates, among other things, certain strategic and business initiatives. The projections accompanying this Disclosure Statement are premised upon the operation of approximately 305 theatres on and after the Effective Date of the Plan.

                  In late summer 2001, the Debtors analyzed the results of the summer 2001 season. Based on this analysis, the Debtors made certain revisions to their Business Plan. The Debtors also revised their five year projections downward to reflect higher than projected expenses in 2001.

                  The Debtors' discussions with the Committee and the Banks regarding the Business Plan naturally evolved into negotiations regarding the development of a chapter 11 plan. These negotiations addressed, among other things, the treatment of Claims under the Plan and the amount and form of consideration to be distributed under the Plan to holders of Allowed Bank Claims and Allowed General Unsecured Claims.

G.       STATUS OF EXIT FACILITY NEGOTIATIONS
         ------------------------------------

                  The Debtors have had discussions with several lenders with respect to obtaining an Exit Financing Facility. As of November 9, 2001, the Debtors have received proposals from three lenders, and have signed a non-binding letter of interest with one such lender. It is contemplated that the Exit Financing Facility will be secured by a first priority lien on substantially all of the Debtors' real and personal property. To the extent the Debtors obtain an acceptable commitment for an Exit Financing Facility, the Debtors will file the documents relating thereto as part of the Plan Supplement.

                         V. THE PLAN OF REORGANIZATION

                  The Plan provides for the restructuring of the Bank Credit Agreements and the Subordinated Notes Indenture, the payment in full of all other Allowed Claims, a reduction of debt through the conversion of up to $50,000,000 of Subordinated Note Claims and the conversion of the Preferred Stock Equity Interests to New Common Stock. The Debtors believe that (i) through the Plan, holders of Allowed Claims will obtain a greater recovery from the estates of the Debtors than the recovery that they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

                  The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
         -----------------------------------------------------------

                  The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

                  1.       Administrative Expense Claims

                  Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include all actual and necessary costs and expenses of preserving the estates of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, all cure amounts owed in respect of leases and contracts assumed by the Debtors in Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

                  Except as provided in the next sentence with respect to ordinary course obligations and in Section V. A.2. of the Disclosure Statement with respect to professional compensation and reimbursement Claims, Administrative Expense Claims will be paid in full, in Cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date) will be assumed and paid by the applicable Reorganized Debtor in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. The Debtors estimate that Allowed Administrative Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, but inclusive of amounts payable in respect of reconciled cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $5,400,000.

                  2.       Compensation and Reimbursement Claims

                  Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and

Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount paid by the Debtors in respect of compensation for services rendered and reimbursement of expenses incurred by professionals (including professionals employed by the Debtors and the Committee) through September 30, 2001 is approximately $6,738,000. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and object to the allowance of any claims for compensation and reimbursement of expenses.

                  Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim will (a) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and the Reorganized Debtors.

                  3.       Priority Tax Claims

                  Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $1,225,417.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                  4.       Class 1 - Other Priority Claims

                  Other Priority Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include Claims for (a) accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Cases to the extent of $4,300 per employee and
(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,300, less (ii) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the 90 days prior to the Commencement Date. The Debtors believe that all Other Priority Claims previously have been paid pursuant to an order of the Bankruptcy Court. Accordingly, the Debtors believe that there should be no Allowed Other Priority Claims.

                  Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date such Other Priority Claims becomes Allowed Claims, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims, if any exist, are not altered by the Plan.

                  5.       Class 2 - Secured Tax Claims

                  Secured Tax Claims are Secured Claims which, absent their status as Secured Claims, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Secured Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $4,159,002.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim as of the Record Date will receive, in full and complete settlement, satisfaction and discharge of its Allowed Secured Tax Claim, at the sole option of Reorganized Carmike, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, if any, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. Each holder of an Allowed Secured Tax Claim will retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens will be deemed null and void and will be unenforceable for all purposes.

                  6.       Class 3 - Other Secured Claims

                  Other Secured Claims consist of all Secured Claims other than Secured Tax Claims and Bank Claims. Based upon the Debtors' Schedules and the proofs of claim filed in the Chapter 11 Cases, the Debtors believe that the Other Secured Claims include, among other Claims, Claims relating to mechanics' and materialmen's liens and claims, and the industrial revenue bond and related loan secured by the Debtors' headquarters building. Certain Other Secured Claims have been paid pursuant to orders of the Bankruptcy Court.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of Reorganized Carmike, (a) each Allowed Other Secured Claim will be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (b) each holder of an Allowed Other Secured Claim will receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (c) each holder of an Allowed Other Secured Claim will receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims, if any exist, are not altered by the Plan.

                  7.       Class 4 - Bank Claims

                  The Bank Claims consist of all Claims of the Banks arising under the Bank Credit Agreements. The Bank Credit Agreements means (i) that certain Amended and Restated Credit Agreement among Carmike, the Banks party thereto and Wachovia Bank, N A., as agent, dated as of January 29, 1999, and amended as of March 31, 2000; and (ii) that certain Term Loan Credit Agreement among Carmike, the Banks party thereto, Wachovia Bank, NA., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and First Union National Bank, as documentation agent, dated as of February 25, 1999, as amended as of July 13, 1999, and further amended as of March 31, 2000, and any of the documents and instruments relating to either (i) or (ii) above, as amended, supplemented, modified or restated as of the Commencement Date. The principal amount of the Bank Claims is estimated to be approximately $254,545,081 as of January 15, 2002 (assuming Adequate Protection Payments cease as of December 31,
2001).

                  Pursuant to the Plan, each holder of a Bank Claim as of the Record Date shall receive on the Effective Date, in full and complete settlement, satisfaction and discharge of its Bank Claim, its Pro Rata Share of:
(i) New Bank Debt and (ii) Cash in an amount equal to the sum of (w) $35,000,000 on account of all accrued and unpaid post-petition interest on the Bank Claims through the Effective Date, provided, however, that in the event the Effective Date occurs after January 15, 2002, such $35,000,000 amount shall be increased by the interest accruing on the Allowed Bank Claims from January 15, 2002 through and including the Effective Date at a per annum rate equal to "LIBOR" plus 3.00%, as defined in and pursuant to the Bank Revolver Agreement, or "LIBOR" plus 3.50%, as defined in and pursuant to the Bank Term Loan Agreement, as applicable; (x) the Effective Date Net Cash; (y) the Exit Financing Net Cash; and (z) all reasonable professional fees and expenses incurred by the Banks' retained professionals, Jones, Day, Reavis & Pogue, FTI/Policano & Manzo, and Duane, Morris & Hecksher LLP, in connection with these Chapter 11 Cases (including reasonable prepetiton fees and expenses of Jones, Day Reavis & Pogue) and all agent fees required to be paid by the Debtors under the Bank Credit Agreements through such time as is necessary to fully complete the implementation of the New Bank Debt under the Plan. The payment of Effective Date Net Cash shall be made on the Effective Date based upon a reasonable estimate of Effective Date Net Cash by the Debtors as of such date. The Agent and the Reorganized Debtors shall attempt to reconcile the actual amount of Effective Date Net Cash by June 30, 2002, with any agreed increase or decrease to be reflected in the June 30, 2002 amortization payment to be made on account of the New Bank Debt.

                  The New Bank Debt will bear interest, at the greater of: (a) at the option of Reorganized Carmike, (i) the Base Rate plus 3.5% or (ii) LIBOR plus 4.5%; and (b) 7.75% per annum. Interest will be payable monthly in arrears. The New Bank Debt will mature on the fifth anniversary of the Effective Date. Reorganized Carmike shall repay the principal amount of the New Bank Debt prior to maturity as follows:

                           Date                           Amortization
                           ----                           ------------
                           June 30, 2002                  $10,000,000
                           December 31, 2002              $10,000,000
                           June 30, 2003                  $12,500,000
                           December 31, 2003              $12,500,000
                           June 30, 2004                  $15,000,000
                           December 31, 2004              $15,000,000
                           June 30, 2005                  $20,000,000

                           December 31, 2005              $20,000,000
                           June 30, 2006                  $20,000,000

As more specifically described in the Post-Confirmation Credit Agreement, the New Bank Debt will be entitled to additional amortization payments on March 31 of each calendar year while the New Bank Debt is outstanding in the amount by which (a) the greater of (i) 50% of the Reorganized Debtors' EBITDA for the previous calendar year exceeds the projected EBITDA set forth in Exhibit E to the Disclosure Statement for such previous calendar year, and (ii) 50% of cash and cash equivalents of the Reorganized Debtors in excess of $15 million as of the end of the previous calendar year, exceeds (b) the amount then outstanding under the Exit Financing Facility (including, without limitation, undrawn letters of credit). In addition, the New Bank Debt will, subject to the terms of the Exit Financing Facility, be entitled to amortization payments equal to 50% of the net proceeds of asset sales permitted by the Post-Confirmation Credit Agreement (subject to customary reserves and reinvestment rights), in excess of such amount as is required to be paid on account of the Exit Financing Facility as a permanent reduction of the commitments thereunder. The New Bank Debt will be entitled to such other terms and conditions as set forth in the Post-Confirmation Credit Agreement.

                  The New Bank Debt will be secured by a security interest, lien, and mortgage on all assets of the Reorganized Debtors (except, upon approval of any settlement of the Debtors' obligations relating to the Amended and Restated Master Lease between Carmike and MoviePlex Realty Leasing LLC, the property at or related to the MoviePlex sites which secure the MoviePlex obligations so long as the MoviePlex obligations are secured by no other property). Such security interest, lien, and mortgage shall (1) be junior only to the security interests, liens and mortgages granted pursuant to the Exit Financing Facility and any security interests, liens and mortgages retained by holders of Secured Claims under the Plan, which liens had priority over the liens securing the Bank Claims as of the Commencement Date, and (2) attach to the Debtors' real estate leases only to the extent that the Debtors or Reorganized Debtors are able to obtain the required consents from landlords, which consents the Debtors and Reorganized Debtors shall use their reasonable best efforts to obtain without an obligation to make payments to landlords (other than reimbursement of reasonable legal costs and minimal administrative costs as may be agreed to in the Post-Confirmation Credit Agreement) to obtain such consents.

                  In addition to the allowance of the Bank Claims in the amount set forth in Section 4.4(a) of the Plan, the Debtors will provide the release set forth in Section 9.6 of the Plan on account of Bank Claims.

                  8. Class 5 - General Unsecured Claims (Other than Convenience Claims)

                  The General Unsecured Claims consist of all Claims other than Secured Claims, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Bank Claims and Subordinated Note Claims. General Unsecured Claims include, without limitation, (a) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (b) Claims relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims asserted against any of the Debtors (the "Tort Claims"), (c) Claims relating to other prepetition litigation against the Debtors, and (d) Claims of the Debtors' trade vendors, suppliers and service providers.

                  The aggregate amount of General Unsecured Claims, as reflected in proofs of claim filed by holders of General Unsecured Claims or, in the event no proof of claim was filed, in the Debtors' Schedules is $125,000,000, excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, through the substantive consolidation of the Debtors, Claims against multiple Debtors are treated as one Claim against the consolidated Debtors and guarantee Claims are eliminated. See
Section V. F. The Debtors estimate that the amount of Allowed General Unsecured Claims will aggregate between approximately $40,000,000 and $50,000,000. The Debtors' estimate of Allowed General Unsecured Claims is based upon an analysis of the General Unsecured Claims and the Debtors' experience to date in resolving disputes concerning the amount of such General Unsecured Claims. The ultimate resolution of General Unsecured Claims could result in Allowed General Unsecured Claims in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

                  Pursuant to the Plan, on the Effective Date, or as soon thereafter as is practicable, except to the extent that a holder of a General Unsecured Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed General Unsecured Claim as of the Record Date, other than a Convenience Claim treated in accordance with Section 4.6(b)(i) of the Plan, shall receive, in full and complete settlement, satisfaction and discharge of such Allowed General Unsecured Claim, Cash in the aggregate amount of its Allowed General Unsecured Claim, together with interest from the Commencement Date to the Effective Date at a fixed annual rate equal to 9.4% (which amount for purposes of Section 4.5(b) of the Plan shall be added to the amount of its Allowed General Unsecured Claim, provided, however, that interest on lease rejection Claims shall commence accruing on the date following the effective date of such lease rejection) payable as follows: (i) on the Effective Date, or as soon thereafter as is practicable, a principal payment equal to its Pro Rata Share of $10 million,
(ii) commencing on the first Subsequent Distribution Date after the Effective Date or as soon thereafter as is practicable, and on each Subsequent Distribution Date thereafter, such holder shall receive payments of interest on its Allowed General Unsecured Claim at a fixed annual rate equal to 9.4%, plus principal payments equal to its Pro Rata Share of $2,500,000 and (iii) on the fifth anniversary of the Effective Date, the outstanding principal balance of such Allowed General Unsecured Claim together with all accrued and unpaid interest thereon as of such date. In addition, in the event the Debtors refinance the New Bank Debt after the Effective Date, each holder of an Allowed

General Unsecured Claim shall receive from the proceeds of such refinancing, as an additional amortization payment of principal, 20% of the then outstanding principal balance of its Allowed General Unsecured Claim, which payment shall be applied in satisfaction of the remaining payment obligations due to such holder under the Plan in the inverse order of maturity of such payments.

                  If a portion of a General Unsecured Claim is in part Allowed, a distribution will be made on account of the Allowed Portion of the General Unsecured Claim in accordance with the Plan.

                  All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as may be approved by order of a court of competent jurisdiction. Any Tort Claim determined and liquidated (a) pursuant to a judgment obtained in accordance with the preceding sentence and applicable nonbankruptcy law that has become a Final Order or (b) in any alternative dispute resolution or similar proceeding as may be approved by order of a court of competent jurisdiction, will be deemed an Allowed General Unsecured Claim in such liquidated amount and satisfied in accordance with the Plan.

                  9.       Class 6 - Convenience Claims

                  The Convenience Claims consist of General Unsecured Claims (i) in the amount of $1,000 or less, or (ii) which the holder of such Claim irrevocably elects on the Ballot to reduce to $1,000.

                  Pursuant to the Plan, if the holders of Class 6 Convenience Claims vote to accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, except to the extent that a holder of a Convenience Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Convenience Claim as of the Record Date shall receive on the Effective Date, or as soon thereafter as is practicable, in full and complete settlement, satisfaction and discharge of such Allowed Convenience Claim, Cash in an amount equal to 80% of its Allowed Convenience Claim. However, if the holders of Class 6 Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed Convenience Claims shall be treated as holders of Allowed General Unsecured Claims and treated in accordance with
Section 4.5(b) of the Plan, provided, however, that in such event any election by a holder of an Allowed Convenience Claim to reduce the amount of such Allowed Claim to $1,000 shall be null and void.

                  10.      Class 7 - Subordinated Note Claims

                  The Subordinated Note Claims consist of all Claims arising under the Subordinated Notes Indenture. The Subordinated Notes Indenture means the trust indenture, dated February 3, 1999, between Carmike, as issuer of the Subordinated Notes, and The Bank of New York, as Indenture Trustee, and any of the documents and instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date. Pursuant to the Plan, the Subordinated Note Claims shall be Allowed in the aggregate amount of $209,739,583, consisting of $200,000,000 in principal and $9,739,583 of accrued and unpaid interest as of the Commencement Date.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Subordinated Note Claim agrees to different treatment or elects the treatment pursuant to Section 4.7(c) of the Plan, on the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Subordinated Note Claim as of the Record Date shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Subordinated Note Claim (i) a New Subordinated Note in a principal amount equal to the principal amount of its Allowed Subordinated Note Claim, and (ii) its Pro Rata Share of Cash in the amount of the accrued and unpaid interest which is due and payable as of the Effective Date on the Subordinated Notes under the Subordinated Notes Indenture at the non-default rate. Assuming an Effective Date of January 15, 2002, the accrued and unpaid interest which is due and payable as of such date under the Subordinated Notes Indenture at the non-default rate will be $22,983,364 (assuming the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders is $50,000,000).

                  The Amended Subordinated Notes Indenture will contain certain covenants and undertakings not contained in the Subordinated Notes Indenture relating to restricted payments, permitted incurrence of debt, payment restrictions and asset sales. See Exhibit G "Amended Subordinated Notes Indenture Term Sheet."

                  Each holder of an Allowed Subordinated Note Claim may, at its option, elect on the Ballot to receive on account of such Claim shares of New Common Stock, in which event such holder shall forego any right to receive a distribution under Section 4.7(b) of the Plan and such consideration shall revest in Reorganized Carmike on the Effective Date; provided, however, that the aggregate principal amount of Allowed Subordinated Note Claims that may be exchanged for New Common Stock pursuant to Section 4.7(c) of the Plan shall not exceed $50,000,000 in the aggregate. Each Electing Noteholder shall receive its Pro Rata Share of New Common Stock representing, in the aggregate, the percentage of the New Common Stock as set forth at Section V.A.10 of the Disclosure Statement based upon the aggregate amount of Allowed Subordinated Note Claims held by all such Electing Noteholders as of the Effective Date. Assuming that the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders is $50,000,000, each Electing Noteholder will receive its Pro Rata Share of New Common Stock representing 28.1% of the New Common Stock on a fully diluted basis.

                  In the event that the Electing Noteholders hold greater than $50,000,000 in principal amount of Allowed Subordinated Note Claims, each such holder (A) shall be permitted to tender such portion of its Allowed Subordinated Note Claim equal to the product of $50,000,000 multiplied by the quotient of (x) the principal amount of such holder's Allowed Subordinated Note Claim divided by
(y) the aggregate principal amount of Allowed Subordinated Note Claims held by all Electing Noteholders; provided, however, that the principal amount of each Electing Noteholder's Allowed Subordinated Note Claim that may be tendered for New Common Stock shall be reduced to the nearest $1,000 denomination, and (B) shall receive on account of the principal amount of its Allowed Subordinated Note Claims not tendered for New Common Stock pursuant to Section 4.7(c) of the Plan, the distribution of Cash and New Subordinated Notes provided under Section 4.7(b) of the Plan; provided further, however, that if the amount of Allowed Subordinated Note Claims to be tendered would be reduced to less than $50,000,000 as a result of the reduction to denominations of $1,000 in clause
(A), then the Debtors may, in their sole discretion, eliminate such shortfall (such that the aggregate principal amount of tendered Allowed Subordinated Note Claims equals $50,000,000) by choosing one or more Electing Noteholders to tender the remainder of their Allowed Subordinated Note Claims for New Common Stock under Section 4.7(c) of the Plan.

                  Certain holders of Allowed Subordinated Note Claims (David W. Zalaznick, Bermuda Investment Co., an affiliate of John W. Jordan, II, and Leucadia National Corporation) have committed to elect to receive New Common Stock in the aggregate principal amount of $45,685,000 to New Common Stock pursuant to Section 4.7(c) of the Plan. Messrs. Jordan and Zalaznick are members of the Board of Directors of Carmike and Mr. Zalaznick is a member of a sub-committee of the Board charged with the responsibility of negotiating the plan of reorganization with the Debtors' creditor constituencies. In their capacities as members of the Board of Directors of Carmike, Messrs. Jordan and Zalaznick were involved in the negotiation and approval by the Board of the Plan.

----------------------------------------------------------------------------------------------------------------------------
                                       Face Amount of Subordinated Note Claims Electing New Common Stock ($MM)
----------------------------------------------------------------------------------------------------------------------------
                            $45.7     $46.0     $46.5     $47.0    $47.5     $48.0     $48.5     $49.0    $49.5     $50.0
----------------------------------------------------------------------------------------------------------------------------
Management                  10.0%     10.0%     10.0%     10.0%    10.0%     10.0%     10.0%     10.0%    10.0%     10.0%
Incentive Plan
----------------------------------------------------------------------------------------------------------------------------
Electing Noteholders        26.6%     26.7%     26.9%     27.1%    27.2%     27.4%     27.6%     27.8%    28.0%     28.1%
----------------------------------------------------------------------------------------------------------------------------
Preferred Stock Equity      41.2%     41.1%     41.0%     40.8%    40.6%     40.5%     40.3%     40.2%    40.0%     39.9%
Interests
----------------------------------------------------------------------------------------------------------------------------
Common Stock Equity         22.2%     22.2%     22.2%     22.2%    22.1%     22.1%     22.1%     22.1%    22.0%     22.0%
Interests
----------------------------------------------------------------------------------------------------------------------------
          Total            100.0%    100.0%    100.0%    100.0%    100.0%   100.0%    100.0%    100.0%    100.0%   100.0%
----------------------------------------------------------------------------------------------------------------------------


                  On the Effective Date, or as soon after as practicable, the Debtors will pay the reasonable fees and expenses of the Indenture Trustee to the extent required by the Subordinated Notes Indenture.

                  11.      Class 8 - Preferred Stock Equity Interests

                  The Preferred Stock Equity Interests consist of 550,000 shares of issued and outstanding Series A Preferred Stock and any designation, option, warrant or right, contractual or otherwise, to acquire any such interest.

                  Pursuant to the Plan, on the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Preferred Stock Equity Interest as of the Record Date shall receive in full and complete settlement, satisfaction and discharge of such Allowed Preferred Stock Equity Interest, its Pro Rata Share of New Common Stock representing the percentage of the New Common Stock described at Section V. A.10 of the Disclosure Statement based upon the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders as of the Effective Date. Assuming that the aggregate principal amount of Allowed Subordinated Note Claims is $50,000,000, each holder of an Allowed Preferred Stock Equity Interest will receive its Pro Rata Share of New Common Stock representing 39.9% of the New Common Stock on a fully diluted basis. On the Effective Date, all Preferred Stock Equity Interests shall be extinguished.

                  12.      Class 9 - Common Stock Equity Interests

                  The Common Stock interests consist of its 10,018,287 shares issued and outstanding of Class A Common Stock and 1,370,700 shares issued and outstanding of Class B Common Stock, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

                  Pursuant to the Plan, on the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Common Stock Equity Interest as of the Record Date shall receive in full and complete satisfaction of such Allowed Common Stock Equity Interest, its Pro Rata Share of New Common Stock representing the percentage of the New Common Stock described at Section
V. A.10 of the Disclosure Statement based upon the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders as of the Effective Date. Assuming that the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders is $50,000,000, each holder of an Allowed Common Stock Equity Interest will receive its Pro Rata Share of New Common Stock representing 22.0% of the New Common Stock on a fully diluted basis. On the Effective Date, all Common Stock Equity Interests shall be extinguished.

                  13.      Class 10 - Subsidiary Equity Interests

                  The Subsidiary Equity Interests consist of the issued and outstanding shares of common stock of Eastwynn Theatres, Inc., Wooden Nickel Pub, Inc., and Military Services, Inc. and any option, warrant or right, contractual or otherwise, to acquire any such interest.

                  Pursuant to the Plan, on the Effective Date, each holder of an Allowed Subsidiary Equity Interest as of the Record Date will retain such Subsidiary Equity Interest and the Subsidiary Equity Interest will be reinstated pursuant to section 1124(1) of the Bankruptcy Code. The legal, equitable or contractual rights of a holder of a Subsidiary Equity Interest will not be altered by the Plan.

B.       SECURITIES AND DEBT INSTRUMENTS TO BE ISSUED UNDER THE PLAN
         -----------------------------------------------------------

                  1.       New Common Stock

                  Pursuant to the Plan, on the Effective Date, all of Carmike's Equity Interests will be cancelled. Pursuant to the Plan, an aggregate of 10,000,000 shares of New Common Stock of Reorganized Carmike will be issued. Such shares will constitute 100% of the shares of New Common Stock to be issued under the Plan and to management pursuant to the Incentive Plan described in
Section VII. C. hereof. The rights of the holders of New Common Stock will be subject to the Amended Certificate of Incorporation and Amended By-laws, the

Stockholders' Agreement, and the Registration Rights Agreement, copies of which will be included in the Plan Supplement, and applicable Delaware law.

                  2.       New Bank Debt

                  Pursuant to the Plan, Reorganized Carmike will issue secured term debt in the principal amount of $264,977,449 less (a) all Adequate Protection Payments, and (b) any payments of Effective Date Net Cash and Exit Financing Net Cash made to the holders of Bank Claims pursuant to Section 4.4(b) of the Plan, on the terms and conditions described in Section 4.4(b) of the Plan and the Plan Supplement. It is anticipated that as of an assumed Effective Date of January 15, 2002, the principal amount of New Bank Debt will be $254,545,081. The New Bank Debt will be guaranteed by the Reorganized Subsidiaries.

                  3.       New Subordinated Notes

                  Pursuant to the Plan, on the Effective Date, all of Carmike's Subordinated Notes will be cancelled. Pursuant to the Plan, Reorganized Carmike will issue New Subordinated Notes pursuant to the Amended Subordinated Notes Indenture in the principal amount of $200,000,000 less the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders under
Section 4.7(c) of the Plan. The Subsidiaries of Carmike that are guarantors under the Subordinated Notes Indenture will be guarantors under the Amended Subordinated Notes Indenture.


C.       METHOD OF DISTRIBUTION UNDER THE PLAN
         -------------------------------------

                  All distributions under the Plan will be made by the Disbursing Agent, except for distributions on account of Allowed Subordinated Notes Claims (excluding such Claims held by Electing Noteholders) will be made by the Indenture Trustee and distributions on account of Allowed Bank Claims will be made by the Agent.

                  Subject to Bankruptcy Rule 9010, all distributions under the Plan will be made to the holder of each Allowed Claim or each Allowed Interest at the address of such holder as listed on the Schedules as of the Record Date or, with respect to Equity Interests, with the registrar or transfer agent for such Equity Interests, as of the Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

                  As at the close of business on the Record Date, the claims register and the equity register, as applicable, will be closed, and there will be no further changes in the record holder of any Claim. The Reorganized Debtors will have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors will instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business on the Record Date.

                  Any payment of Cash made by the Reorganized Debtors pursuant to the Plan will, at the Reorganized Debtors' option, be made by check drawn on a domestic bank or wire transfer, except that the payment of Cash to the holders of Allowed Subordinated Note Claims and Allowed Bank Claims shall be made by wire transfer of immediately available funds to the Indenture Trustee under the Amended Subordinated Notes Indenture and the Agent, respectively. No payment of Cash less than twenty-five dollars will be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to Reorganized Carmike at the address set forth in Section 12.12 of the Plan. No fractional shares of New Common Stock, or Cash in lieu thereof, will be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock will be rounded as follows: (i) fractions of 1/2 or greater will be rounded to the next higher whole number; and (ii) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed under the Plan will be adjusted as necessary to account for rounding.

                  Any payment or distribution required to be made under the Plan on a day other than a Business Day will be made on the next succeeding Business Day.

                  All distributions under the Plan that are unclaimed for a period of one year after distribution thereof will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in Reorganized Carmike and any entitlement of any holder of any Claim or Equity Interest to such distributions will be extinguished and forever barred.

                  The Disbursing Agent may require, as a condition to making any distribution under the Plan, that each holder of an Allowed Subordinated Note Claim and Allowed Equity Interest surrender the note or certificate evidencing such Claim or Equity Interest to Reorganized Carmike or its designee. In that event, any holder of an Allowed Subordinated Note Claim or Allowed Equity Interest that fails to (a) surrender such note or certificate or (b) execute and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and may not participate in any distribution under the Plan.

D.       TIMING OF DISTRIBUTIONS UNDER THE PLAN
         --------------------------------------

                  1.       Distributions on the Effective Date

                  Payments and distributions to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims,

Allowed Bank Claims, Allowed Subordinated Notes Claims, and Allowed Convenience Claims that are Allowed Claims on the Effective Date will be made on the Effective Date, or as soon thereafter as is practicable.

                  2.       Distributions on Subsequent Distribution Dates

                  The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Effective Date will receive the distribution of Cash that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon, on the next Subsequent Distribution Date that follows the month during which such Disputed Claim becomes an Allowed Claim.

E.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
         -----------------------------------------------------

                  The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counter party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person (including, without limitation, the Coca-Cola Contract) will be deemed assumed by the applicable Debtor, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules will be included in the Plan Supplement. The Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, assumed by the Debtors or rejected. The Debtors will provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

                  Pursuant to the Plan, each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property will include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtors.

                  Pursuant to the Plan, all of the Debtors' insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan. The treatment of the Debtors' insurance policies and any agreements, documents or instruments relating thereto as executory contracts under the Plan will not constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

                  Except as provided in Section 6.1(a) of the Plan, all savings plans, retirement plans or benefits, if any, health care plans, performance-based incentive plans, workers' compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and will, on the Effective Date, be deemed assumed by the Debtors, in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

                  Pursuant to the Plan, entry of the Confirmation Order will, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) of the Plan, and (ii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases listed on Schedule 6.1(a)(x) and Schedule 6.1(a)(y) to the Plan

                  Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, the Reorganized Debtors will cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured will be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtor's liability with respect thereto or as may otherwise be agreed to by the parties.

                  Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, Reorganized Carmike, no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease,
(ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). All such Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all claims arising from the rejection of executory contracts or unexpired leases will be treated as General Unsecured Claims under the Plan.

F.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS
         ----------------------------------------

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

                  Substantive consolidation of two or more debtors' estates generally results in (i) the deemed consolidation of the assets and liabilities of the debtors; (ii) the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees; and (iii) the payment of allowed claims from a common fund.

                  It is well-established that section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize substantive consolidation. 11 U.S.C.ss. 105(a). Although the United States Court of Appeals for the Third Circuit, the circuit in which the Chapter 11 Cases are pending, has not articulated a specific test or standard for evaluating a request for substantive consolidation, other Circuit Courts of Appeal have developed substantially similar tests for evaluating such requests. See, e.g., United Sav. Bank v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515 (2d Cir.
1988); Reider v. F.D.I.C. (In re Reider) 31 F.3d 1102 (11th Cir. 1994); Drabkin
v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270 (D.C. Cir. 1987). Although phrased differently, such tests identify two general factors that must be evaluated in the context of a substantive consolidation analysis: (i) whether there is a "substantial identity" or an inseparable "interrelationship" or "entanglement" between the debtors to be consolidated; and (ii) whether the benefits of consolidation outweigh the harm or prejudice to creditors, if any, including whether individual creditors relied upon the separate identity of one of the entities to be consolidated such that they would be prejudiced by substantive consolidation.

                  In these Chapter 11 Cases, both of the above-described factors are satisfied. The applicable facts demonstrate a substantial identity and an extensive and inseparable interrelationship and entanglement between and among the Debtors. For example: the Debtors file consolidated federal income tax returns and prepare financial statements, annual reports and other documents filed with the Securities and Exchange Commission on a consolidated basis; all financial information disseminated to the public, including to customers, suppliers, landlords, lenders and credit rating agencies, is prepared and presented on a consolidated basis. The applicable facts also demonstrate that no creditors will be harmed or prejudiced by virtue of the substantive consolidation of the Debtors, particularly in light of the fact that the Plan provides for payment in full of all Allowed Claims. No creditor relied upon the separate identity of one or more of the Debtors in extending credit to the Debtors inasmuch as (a) all financial information disseminated by the Debtors to the creditors was and is prepared and presented on a consolidated basis and (b) substantially all of the Debtors' obligations, other than the Subsidiaries' guarantees of Carmike's obligations to the Banks, are, in fact, obligations of Carmike. Based upon the foregoing, the substantive consolidation of the Debtors' estates, for Plan purposes (as set forth below), is warranted and appropriate.

                  Accordingly, pursuant to the Plan, entry of the Confirmation Order will constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for purposes of voting on, confirmation of and distribution under the Plan. On and after the Effective Date, (i) all assets and liabilities of the Subsidiaries will be deemed merged or treated as though they were merged into and with the assets and liabilities of Carmike, (ii) no distributions will be made under the Plan on account of intercompany claims among the Debtors,
(iii) all guarantees of the Debtors of the obligations of any other Debtor will be eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors will be deemed filed against the consolidated Debtors, and will be deemed one Claim against and obligation of the consolidated Debtors.

                  As set forth above, the substantive consolidation of the Chapter 11 Cases will be for Plan purposes only and will not effect the corporate structure and organization of the Reorganized Debtors. In addition, the substantive consolidation of the Debtors' estates will not affect the fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing.

G.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS
         -------------------------------------------

                  Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, Reorganized Carmike will, on and after the Effective Date, have the exclusive right to make and file objections to Claims. On and after the Effective Date, Reorganized Carmike will have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims and compromise, settle or otherwise resolve Disputed Claims without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, Reorganized Carmike will file all objections to Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy

Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holder of the Claim as to which the objection is made as soon as is practicable, but in no event later than 120 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

                  The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Effective Date will receive the distribution that would have been made to such holder under the Plan, if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date, without any additional post-Effective Date interest thereon (except as otherwise expressly provided under the Plan), on the first Business Day of the next succeeding month that is at least ten Business Days after the date such Disputed Claim becomes an Allowed Claim. See Section V. D.2.

                  Pursuant to Section 5.5(c) of the Plan, upon the disallowance of any Disputed Claim, each holder of an Allowed General Unsecured Claim shall be entitled to its Pro Rata Share of Cash equal to the distribution that would have been made in accordance with Section 4.5(b) (and 4.6(b) if applicable) of the Plan to the holder of such Disputed Claim had such Disputed Claim been an Allowed Claim on or prior to the Effective Date. Such distributions on account of disallowed Claims shall be made on the next Subsequent Distribution Date. In the event that the amount to be distributed pursuant to Section 5.5(c) of the Plan at any time exceeds $3 million, then such distribution shall be made on the first Business Day of the next succeeding month that is at least ten Business Days after the first date on which the amount of such distribution exceeds $3 million, provided, however, that any such additional distribution under Section 5.5(c) of the Plan which would otherwise be made on a date that is within 35 days prior to any Subsequent Distribution Date shall be made on the next Subsequent Distribution Date. All amounts of Cash withheld from distributions on the Effective Date or any Subsequent Distribution Date on account of Disputed General Unsecured Claims in Class 5 shall be maintained in a trust or escrow account to be established on the Effective Date. Upon allowance or disallowance of all or any portion of such Disputed Claims, Reorganized Carmike shall make distributions from the segregated account in accordance with the Plan, provided that the amount of Cash remaining in such account shall be equal or exceed the aggregate amount of distributions that would have been made under the Plan on account of the then remaining Disputed General Unsecured Claims in Class 5 had such Disputed Claims been Allowed Claims as of the Effective Date.

                  If a portion of a Claim is in part Allowed and in part Disputed or otherwise not Allowed, a distribution will be made on account of the Allowed portion of the Claim in accordance with the Plan. Payments and distributions to each holder of a Claim that is Disputed or that is not Allowed, to the extent that such Claim ultimately becomes Allowed, will be made in accordance with the provisions of the Plan governing such Claim. See Sections V.
C. and V. D.

H.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN
         -------------------------------------------------

                  The Plan will not become effective unless and until the following conditions will have been satisfied pursuant to Section 10.1 of the
Plan:

                  o the Confirmation Order, in form and substance acceptable to the Debtors shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

                  o all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

                  o the holders of at least $45,685,000 in principal amount of Allowed Subordinated Note Claims receive shares of New Common Stock on account of such Allowed Claims in accordance with Section 4.7(c) of the Plan; and

                  o the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan.

                  The Debtors may waive, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth above with the prior written consent of the Required Banks and the Committee.

                  In the event that one or more of the conditions set forth above have not occurred on or before 120 days after the Confirmation Date, (a) the Confirmation Order will be vacated, (b) no distributions under the Plan will be made, (c) the Debtors and all holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

I.       IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE PLAN
         -----------------------------------------------------

                  On the Effective Date, the property of the estates of the Debtors, will vest in the applicable Reorganized Debtors, except as otherwise provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtors will be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan. All injunctions and stays provided for in the Chapter 11 Cases under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

J.       DISCHARGE, RELEASE AND INJUNCTION
         ---------------------------------

                  The rights afforded pursuant to the Plan and the treatment of all Claims and Equity Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided in the Plan,
(i) on the Effective Date, all such Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full and (ii) all persons will be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  In consideration of the efforts expended and to be expended by the individual members of the Debtors' officers and directors in conjunction with their operational and financial restructuring during the Chapter 11 Cases, on the Effective Date, the Debtors and the Reorganized Debtors automatically will release and will be deemed to release any and all claims that they have or may have against such officers and directors, in their capacities as such, arising or based upon any actions, conduct or omissions occurring prior to the Effective Date and in connection with the Chapter 11 Cases. The Confirmation Order will constitute an order approving the compromise, settlement and release of any and all such claims pursuant to section 1123(b)(3)(A) of the Bankruptcy Code.

                  As of the Effective Date, the Debtors, on behalf of themselves and all of their successors and assigns, and each of the Debtors' estates (collectively, including the Debtors and their estates, the "Releasing Parties") will be deemed to have forever released, waived and discharged Wachovia, each of the Banks, and each of the foregoing's respective officers, directors, principals, employees, agents, advisors, and attorneys, and all of the successors and assigns of the foregoing (collectively, including Wachovia and each Bank, the "Released Parties") from all claims (as such term is defined in section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise (collectively, "Claims"), that are based in whole or in part on any act, omission, transaction, or other occurrence taking place on, or prior to, the Effective Date in any way relating to the Chapter 11 Cases, the Plan, the Bank Credit Agreements, any document or agreement related thereto, the Bank Claims, or any Bank's loan relationship relating to the Bank Credit Agreements with the Debtors, which any Releasing Party has, had or may have against Released Party; provided, however, that such release will not apply to any obligations of the Banks or the Agent under the Post-Confirmation Credit Agreement. Such release will be effective notwithstanding that any Releasing Party or other person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasing Parties are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver, and discharge to those Claims actually known or suspected to exist on the Effective Date.

                  Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and causes of action which are extinguished or released pursuant to the Plan. Such injunction will extend to successors of the Debtors, including, without limitation, the Reorganized Debtors and their respective properties and interests in property.

K.       SUMMARY OF OTHER PROVISIONS OF THE PLAN
         ---------------------------------------

                  The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

                  1.       Retiree Benefits

                  The Debtors have not maintained and do not now maintain any retiree benefits plans. Nevertheless, pursuant to section 1114(a) of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date, if any, shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  2.       By-laws and Certificates of Incorporation

                  The Reorganized Carmike By-laws, the Reorganized Carmike Certificate of Incorporation, and the by-laws and certificates of incorporation of each of the Reorganized Subsidiaries, shall contain provisions necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

                  The proposed forms of the Reorganized Carmike By-laws and the Reorganized Carmike Certificate of Incorporation will be included in the Plan Supplement.

                  3.       Amendment or Modification of the Plan

                  Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

                  4.       Indemnification Obligations

                  Pursuant to the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any claims or obligations pursuant to the Debtors' certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

                  5.       Nonenforcement of Subordination Provisions

                  Pursuant to the Plan, the treatment provided to the holders of Bank Claims shall be in full and complete settlement, satisfaction and discharge of such Claims. The Confirmation Order shall operate as a permanent injunction enjoining any holder of a Bank Claim (prior to the Effective Date) and the holders of New Bank Debt from enforcing the subordination provisions in the Subordinated Notes Indenture after the Effective Date with respect, and solely with respect, to defaults or other events arising on or before substantial consummation of the Plan on the Effective Date. The New Bank Debt shall be "Senior Debt" as defined in the Amended Subordinated Notes Indenture and, notwithstanding anything to the contrary in the Plan, the rights of holders of New Bank Debt shall not be altered in any manner in the Amended Subordinated Notes Indenture from that which existed under the Subordinated Notes Indenture with respect to any act, event, or circumstances occurring after substantial consummation of the Plan on the Effective Date.

                  6.       Cancellation of Existing Securities and Agreements

                  Pursuant to the Plan, on the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Allowed Claim or Allowed Equity Interest, other than an Allowed Other Secured Claim or an Allowed Subsidiary Equity Interest that is reinstated and rendered unimpaired pursuant to Sections 4.3(b) and 4.10 of the Plan, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

                  Holders of promissory notes, share certificates, bonds and other instruments evidencing any Claim or Subsidiary Equity Interest that is reinstated and rendered unimpaired under the Plan shall not be required to surrender such instruments pursuant to the Plan.

                  7.       Revocation or Withdrawal of the Plan

                  The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

                  8.       Termination of Committee

                  Pursuant to the Plan, the appointment of the Committee shall terminate on the Effective Date, except the Committee may appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses and prosecute any objections to such applications, if appropriate.

                  9.       Claims Preserved

                  As of the Effective Date, any and all avoidance claims accruing to the Debtors and Debtors in Possession under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code shall be preserved for the Debtors.

                  10.      Effectuating Documents and Further Transactions

                  Pursuant to the Plan, each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

                  11.      Corporate Action

                  Pursuant to the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued New Bank Debt, New Subordinated Notes and New Common Stock (including the Reorganized Carmike Management Shares), the effectiveness of the Reorganized Carmike Certificate of Incorporation, the Reorganized Carmike By-laws, the certificates of incorporation of the Reorganized Subsidiaries, the by-laws of the Reorganized Subsidiaries, the Stockholders' Agreement, the Registration Rights Agreement, the Amended Subordinated Notes Indenture, and the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Plan and the authorization and approval of the Reorganized Carmike Employment Contract, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is incorporated, in accordance with the applicable general corporation law of each such state.

                  12.      Exculpation

                  Pursuant to the Plan, none of the Debtors, the Reorganized Debtors, the Committee, or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct and gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Committee and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  13.      Plan Supplement

                  The Reorganized Carmike Certificate of Incorporation, the Reorganized Carmike By-laws, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in
Section 6.1 of the Plan, the Stockholders' Agreement, the Registration Rights Agreement, the Reorganized Carmike Employment Contract, the Post-Confirmation Credit Agreement, the Amended Subordinated Notes Indenture and the loan documents for the Exit Financing Facility shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims and Equity Interests may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Carmike in accordance with Section 12.12 of the Plan.

                   VI. CONFIRMATION AND CONSUMMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.       SOLICITATION OF VOTES
         ---------------------

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 2, 4, 5, 6 and 7, and the Equity Interests in Classes 8 and 9 of the Plan are impaired, and the holders of Allowed Claims and Equity Interests in each of these Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1 and 3 and Equity Interests in Class 10 are unimpaired. The holders of Allowed Claims and Equity Interests in each of such Classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

                  As to the classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

                  As to the classes of equity interests entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of equity interest holders by holders of at least two-thirds in dollar amount of the equity interests of that class that have timely voted to accept or reject a plan.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before the Bar Date (May 8, 2001) or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan.

                  Any equity interest holder in an impaired Class (i) whose Equity Interest is registered in the stock register maintained by or on behalf of the Debtors as of the Record Date and (ii) whose Equity Interest (a) has not been timely objected to or (b) has been Allowed, is entitled to vote on the Plan.

B.       THE CONFIRMATION HEARING
         ------------------------

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for January 3, 2002, commencing at 10:00 a.m. Eastern Time, before the Honorable Sue L. Robinson, United States Bankruptcy Judge at the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of Carmike held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before December 20, 2001 at 4:00 p.m., Eastern Time:

         Carmike Cinemas, Inc.
         1301 First Avenue
         Columbus, Georgia 31901
         Attn: Martin A. Durant
               F. Lee Champion, III, Esq.

         Weil, Gotshal & Manges LLP            Richards, Layton & Finger P.A.
         Attorneys for the Debtors             One Rodney Square
         767 Fifth Avenue                      P.O. Box 551
         New York, New York  10153             Wilmington, Delaware 19899
         Attn: Harvey R. Miller, Esq.          Attn: Mark D. Collins, Esq.
               George A. Davis, Esq.

         Akin, Gump, Strauss, Hauer            Pepper Hamilton LLP
           & Feld, L.L.P.                      100 Renaissance Center
         590 Madison Avenue                    Detroit, Michigan 48243
         New York, New York 10022              Attn:  David M. Fournier, Esq.
         Attn:  Fred S. Hodara Esq.

         Jones, Day, Reavis & Pogue            Duane Morris & Hecksher, LLP
         North Point, 901 Lakeside Avenue      1201 Orange Street, Suite 1001
         Cleveland, Ohio 44114                 Wilmington, Delaware 19801-0195
         Attn:  David G. Heiman, Esq.          Attn:  Michael Lastowski, Esq.

         Jones, Day, Reavis & Pogue
         77 W. Wacker Drive
         Chicago, Illinois 60601
         Attn:  Brad B. Erens, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.       CONFIRMATION
         ------------

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is
(i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

                  1.       Acceptance

                  Classes 2, 4, 5, 6, 7, 8 and 9 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 3 and 10 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.

                  The Debtors reserve the right to amend the Plan in accordance with Section 12.8 of the Plan or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

                  2.       Unfair Discrimination and Fair and Equitable Tests

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  o Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

                  o Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  o Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the interest or
                           (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

                  3.       Feasibility

                  The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the five fiscal years in the period ending December 31, 2005 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Debtors' Projected Financial Information, annexed hereto as Exhibit E. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

                  The financial information and projections appended to the Disclosure Statement include for the five fiscal years in the Projection Period:

                  o Projected Consolidated Balance Sheets of Reorganized Debtors as of December 31, 2001;

                  o Projected Consolidated Statements of Operation of Reorganized Debtors as of December 31, 2001; and

                  o Projected Consolidated Statements of Cash Flow of Reorganized Debtors as of December 31, 2001.

                  The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur on January 15, 2002.

                  The Debtors have prepared these financial projections, with the assistance of DrKW, based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit E. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

                  4.       Best Interests Test

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the

Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7.

                  The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

                  The Carmike Cinemas, Inc., et al. Liquidation Analysis is annexed hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the assistance of DrKW.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management and DrKW, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of six months, allowing for, among other things, the discontinuation and wind-down of operations, the sale of assets and the collection of receivables.

D.       CONSUMMATION
         ------------

                  The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section
10.1 of the Plan, have been satisfied or waived by the Debtors pursuant to
Section 10.3 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Section V. H. of the Disclosure Statement.

                  The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

       VII. MANAGEMENT OF REORGANIZED CARMIKE AND REORGANIZED SUBSIDIARIES

A.       BOARD OF DIRECTORS AND MANAGEMENT
         ---------------------------------

                  1.       Reorganized Carmike

                           a. Board of Directors The initial Board of Directors
of Reorganized Carmike shall consist of ten individuals, three of whom shall be independent directors. Of the directors of Reorganized Carmike not required to be independent directors, one shall be the Chief Executive Officer of Reorganized Carmike, one shall be Carl Patrick, Jr., two shall be appointed by Jordan/Zalaznick Advisers, Inc. (an affiliate of John W. Jordan, II and David W. Zalaznick) and its affiliates, three shall be appointed by GS Capital Partners III, L.P. and its affiliates, and of the three independent directors, one shall be designated by Jordan/Zalaznick Advisers, Inc. and its affiliates, one shall be designated by GS Capital Partners III, L.P. and its affiliates, and one shall be identified by the Chief Executive Officer of Reorganized Carmike and agreed upon by the Board of Directors of Reorganized Carmike. The names of the members of the initial Board of Directors of Reorganized Carmike shall be disclosed at or prior to the Confirmation Hearing, provided that the Debtors shall file a list of names of such members with the Plan Supplement to the extent then known. Each of the members of such initial Board of Directors shall serve in accordance with the Reorganized Carmike Certificate of Incorporation or Reorganized Carmike's By-laws, as the same may be amended from time to time.

                           b. Officers. The officers of Carmike immediately
prior to the Effective Date shall serve as the initial officers of Reorganized Carmike on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with Reorganized Carmike and applicable nonbankruptcy law.

                  2.       Reorganized Subsidiaries

                           a. Boards of Directors. The members of the Boards of
Directors of the Subsidiaries immediately prior to the Effective Date shall serve as the initial members of the Boards of Directors of the Reorganized Subsidiaries. Each of the members of such initial Boards of Directors shall serve in accordance with the Certificate of Incorporation or By-laws of such Reorganized Subsidiary, as the same may be amended from time to time.

                           b. Officers. The initial officers of the Reorganized
Subsidiaries immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Subsidiaries. Such officers shall serve in accordance with any employment agreement with the Reorganized Subsidiaries and applicable nonbankruptcy law.

                  3.       Identity of Carmike's Executive Officers

                  Set forth below is the name, age and position with Carmike of each executive officer of Carmike:

             Name                      Age                                   Title
             ----                      ---                                   -----
Carl L. Patrick                        83          Chairman of the Board of Directors since 1982.

Michael W. Patrick                     51          President since October 1981 and Chief Executive  Officer
                                                   since March 1989.

Fred W. Van Noy                        45          Senior Vice  President - Chief  Operating  Officer  since
                                                   November 2000


                                       63

Martin A. Durant                       53          Senior  Vice  President  - Finance,  Treasurer  and Chief
                                                   Financial Officer since July 1999.

F. Lee Champion, III                   51          Senior Vice  President,  General  Counsel,  and Secretary
                                                   since January 1998.

Anthony J. Rhead                       60          Senior Vice President - Film since December 1997.

P. Lamar Fields                        47          Senior Vice President - Real Estate since December 1997.

H. Madison Shirley                     50          Senior  Vice  President  -  Concessions,   and  Assistant
                                                   Secretary since December 1997.

Marilyn B. Grant                       54          Vice President - Advertising since August 1990.

Philip A. Smitley                      43          Controller since April 1997.


B.       COMPENSATION OF CARMIKE'S EXECUTIVE OFFICERS
         --------------------------------------------

                  The following table sets forth all cash compensation paid by Carmike to each of the five most highly compensated executive officers of Carmike, for services rendered in their respective capacities for the fiscal year ended December 31, 2000:

                                                                                  Compensation 3
                                                                                  ------------
              Name                        Capacity in Which Served            Salary         Bonus
              ----                        ------------------------            ------         -----
Michael W. Patrick                 President and Chief Executive Officer   $589,719      $14,000

Martin A. Durant                   Senior Vice President - Finance,        $200,000      $267,000
                                   Treasurer and Chief Financial Officer

F. Lee Champion, III               Senior Vice President, General          $169,000      $8,750
                                   Counsel, and Secretary

----------
3 Each of the executive officers received certain other benefits and/or compensation in addition to the amounts listed herein. The aggregate amount of such other benefits and/or compensation of each of the listed executive officers is less than the lesser of (a) 10% of such officer's total salary and bonus for the year ended December 31, 2000 and (b) $50,000.


                                       64

Anthony J. Rhead                   Senior Vice President - Film            $100,000      $35,104

Fred W. Van Noy                    Senior Vice President - Chief           $100,000      $24,000
                                   Operating Officer

C.       REORGANIZED CARMIKE MANAGEMENT SHARES
         -------------------------------------

                  1.       Description

                  Pursuant to the Plan, the Reorganized Carmike Management Shares, representing ten percent (10%) of the New Common Stock on a fully diluted basis, will be reserved for issuance to key employees pursuant to the Plan or an employee incentive compensation plan substantially in the form to be included in the Plan Supplement (the "Incentive Plan").

                           a. Approval of the Incentive Plan.

                  The Incentive Plan is proposed to be adopted as of the Effective Date by the Board of Directors of Reorganized Carmike subject to requisite approval of holders of New Common Stock on the Effective Date. All awards under the Incentive Plan will be subject to obtaining the requisite approvals. No more than 50% of the Reorganized Carmike Management Shares can be awarded to any single key employee during any calendar year, subject to equitable adjustment in the event of any stock split, stock combination, stock dividend, merger, extraordinary dividend or similar event.

                           b. Administration of the Incentive Plan.

                  The Incentive Plan will be administered by a committee (the "Compensation Committee") appointed by the Board of Directors of Reorganized Carmike from among its members who shall be (i) "non-employee directors" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended and (ii) "outside directors" within the meaning of Treasury Regulation
Section 1.162-27(e)(3) under Section 162(m) of the Tax Code.

                           c. Awards under the Incentive Plan.

                  The Compensation Committee will determine, in its sole discretion, (i) the officers, key employees or consultants performing services for Reorganized Carmike or its subsidiaries who shall receive an award under the Incentive Plan and (ii) the amount, type, conditions for vesting or exercisability, and other terms and conditions of such awards. Awards may be made in the form of stock options, stock grants, stock appreciation rights, stock units, performance-based awards or any combination thereof. In limited circumstances, the Incentive Plan will restrict the discretion of the Compensation Committee to set the exercise price of Reorganized Carmike Management Shares subject to a stock option. Under the Incentive Plan, the exercise price of Reorganized Carmike Management Shares subject to a stock option must be at least 85% of the fair market value of any such shares on the date of the award and, in the case of a "restorative" stock option, must be equal to the fair market value of any such shares on the date of the award. A "restorative" stock option is a stock option covering up to the same number of previously owned shares of New Common Stock that are delivered by a participant as payment of the exercise price of shares subject to a stock option.

                           d. Payment of the Exercise Price of an Award.

                  The purchase price of Reorganized Carmike Management Shares subject to a stock option may be paid in cash or, in the discretion of the Compensation Committee, by the delivery of shares of New Common Stock then owned by the participant, by the withholding of shares of New Common Stock for which a stock option is exercisable or by a combination of these methods. The Compensation Committee may also permit payment to be made by delivering a properly executed exercise notice to Reorganized Carmike together with a copy of irrevocable instructions to a broker to deliver promptly to Reorganized Carmike the amount of sale or loan proceeds to pay the exercise price.

                           e. Limit on the Number of Shares Subject to the
Incentive Plan.

                  The aggregate number of shares of New Common Stock available for awards under the Incentive Plan will be limited to the number of Reorganized Carmike Management Shares (including the CEO Award described below). However, any Reorganized Carmike Management Shares subject to an award under the Incentive Plan which for any reason are forfeited, cancelled or terminated without having been fully exercised or are settled in cash or are delivered to Reorganized Carmike as payment in connection with an award shall again be available for awards under the Incentive Plan.

                           f. Adjustments to Awards or the Number of Shares
Available under the Incentive Plan.

                  In the case of any change in the New Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends to stockholders of the Reorganized Carmike), an adjustment shall be made with respect to the Reorganized Carmike Management Shares subject to any outstanding award so that the participant shall receive such securities, cash and/or other property as would have been received in respect of the Reorganized Carmike Management Shares subject to such award had such award been exercised in full immediately prior to such change or distribution. In addition, in order to prevent dilution or enlargement of any participant's rights under the Incentive Plan, the Committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Incentive Plan, the number and kind of shares subject to outstanding awards, the exercise price applicable to outstanding awards, and the fair market value of the New Common Stock and other value determinations or other terms applicable to outstanding awards; provided, however, that any such arithmetic adjustment to a performance-based award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award.

                           g. Effect Under the Incentive Plan of a Change in
Control of the Company.

                  Upon a Change in Control (as defined in the Incentive Plan) of Reorganized Carmike, all then outstanding stock options, stock appreciation rights, stock awards and stock units shall immediately vest and become non-forfeitable. Further, the Compensation Committee may determine that each outstanding stock option and stock appreciation right shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each Reorganized Carmike Management Share subject thereto, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change in Control over the exercise price per share of such stock option or stock appreciation right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee shall determine.

                           h. CEO Award.

                  Pursuant to the Plan, Michael W. Patrick will be awarded as of the Effective Date a fully vested and non-forfeitable entitlement to 50% of the Reorganized Carmike Management Shares representing 5% of the New Common Stock on a fully diluted basis, or the equivalent thereof (the "CEO Award"), to encourage Mr. Patrick to continue his valuable contributions to the success of Reorganized Carmike. The CEO Award may be made in the form of Reorganized Carmike Management Shares, an unsecured but fully vested and absolute contractual right to receive such shares or the value of such shares, or any equivalent or other similar arrangements or combination thereof, as reasonably determined prior to the Effective Date in consultation with the Compensation Committee. Further, Mr. Patrick may be permitted to defer receipt of awards or payments in respect of the CEO Award until an event or events designated by him prior to the Effective Date. The amount, timing and character of income, if any, realized by Mr. Patrick as a result of the CEO Award depends upon the form or forms in which such award is structured and the timing of payments pursuant to the CEO Award. In that regard, Mr. Patrick is expected to be an individual to whom the limitations of section 162 of the Internal Revenue Code of 1986, as amended (the "Tax Code") will apply, particularly section 162(m) (briefly explained below). By reason of such limitations, all or a portion of ordinary income realized, if any, by Mr. Patrick as a result of the CEO Award might not be deductible for federal income tax purposes by Reorganized Carmike.

                  2.       Certain Federal Income Tax Consequences

                  THE STATEMENTS IN THE FOLLOWING PARAGRAPHS OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF REORGANIZED CARMIKE MANAGEMENT SHARES ARE BASED ON STATUTORY AUTHORITY AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS AS OF THE DATE OF THIS DISCLOSURE STATEMENT, WHICH ARE SUBJECT TO CHANGE AT ANY TIME (POSSIBLY WITH RETROACTIVE EFFECT). THE LAW IS TECHNICAL AND COMPLEX, AND THE DISCUSSION BELOW REPRESENTS ONLY A GENERAL SUMMARY.

                           a. Stock Options. Options granted under the Incentive
Plan will be either "incentive stock options" under section 422(b) of the Tax Code or non-qualified stock options. Among other requirements necessary to qualify as an incentive stock option, a stock option must have an exercise price that is not less than the fair market value of the underlying stock at the time of grant.

                           b. Incentive Stock Options. A deduction will not be
allowed to Reorganized Carmike or any of its subsidiaries for federal income tax purposes with respect to the grant or exercise of an option qualifying as an incentive stock option or the disposition, after the expiration of the applicable holding period (as specified in section 422 of the Tax Code), of the shares of Reorganized Carmike Management Shares acquired upon exercise of such Option. In the event of a disposition of such shares prior to the expiration of the applicable holding period (a "disqualifying disposition"), a federal income tax deduction will be allowed to Reorganized Carmike in an amount equal to the ordinary income included in gross income by the optionee, provided that such amount constitutes an ordinary and necessary business expense to Reorganized Carmike and is reasonable and the limitations of sections 162(m) and 280G of the Tax Code (discussed below) do not apply.

                           An employee who exercises an option qualifying as an
incentive stock option by delivering shares previously acquired pursuant to the exercise of another option that qualified as an incentive stock option is treated as making a disqualifying disposition of such shares if the employee delivers such shares before the expiration of the applicable holding period with respect to such shares. Upon the exercise of an option with previously acquired shares as to which no disqualifying disposition occurs, it would appear that the employee would not recognize gain or loss with respect to such previously acquired shares.

                           c. Non-Qualified Stock Options ("NQSO"). A NQSO is an
option that does not qualify as an "incentive stock option" under section 422(b) of the Tax Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the exercise price.

                           The ordinary income recognized with respect to the
transfer of shares of New Common Stock upon exercise of a NQSO under the Incentive Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, if an individual may satisfy the liability in whole or in part by tendering other shares of Reorganized Carmike Management Shares owned by the individual, such shares will be valued at their fair market value as of the date the tax obligation arises.

                           A deduction for federal income tax purposes will be
allowed to Reorganized Carmike or a subsidiary thereof in an amount equal to the ordinary income included in gross income by the individual in connection with the exercise of such option, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of sections 162(m) and 280G of the Tax Code do not apply.

                           d. Stock Awards. An individual who receives
Reorganized Carmike Management Shares pursuant to a stock award under the Incentive Plan will realize ordinary income for federal income tax purposes to the extent the value of such shares exceeds the amount paid, if any, by such individual for such shares at the time such shares are transferable or not subject to a substantial risk of forfeiture. Reorganized Carmike may be entitled to deduct up to a similar amount subject to the limitations of section 162 and 280G of the Tax Code.

                           e. Change in Control. Upon a "change in control" of
Reorganized Carmike (not including any change of control occurring as a result of the distribution of New Common Stock to holders of Allowed Claims and Allowed Equity Interests on the Effective Date), the then outstanding awards under the Incentive Plan might become fully vested and exercisable pursuant to the terms of the applicable grant or other agreement, or at the discretion of the Compensation Committee. In general, if the total amount of payments to certain individuals that are contingent upon a "change of control" of Reorganized Carmike (as determined for purposes of section 280G of the Tax Code), including compensation arising from the vesting of awards under the Incentive Plan as a result of the change of control, equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, such compensation may be treated as "parachute payments" under the Tax Code, in which case a portion of such compensation would be nondeductible to Reorganized Carmike, and the recipient would be subject to a 20% excise tax on such portion. No assurance can be given that the awards granted under the Incentive Plan will not be subject to section 280G of the Tax Code.

                           f. Certain Limitations on Deductibility of Executive
Compensation. With certain exceptions, section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including, in some cases, any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to an option). An exception applies to compensation paid pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held. The Incentive Plan is intended to be effective following the requisite approvals but prior to the Effective Date. Another exception to section 162(m) of the Tax Code applies to certain performance-based compensation which, among other requirements, is disclosed to and separately approved by the shareholders of the publicly held corporation. Compensation attributable to options granted under the Incentive Plan is intended to qualify for an exception to the section 162(m) limitations. The Incentive Plan will be submitted for approval by the requisite majority of the holders of New Common Stock in a manner intended to satisfy the shareholder approval requirement for certain performance-based compensation for purposes of section 162(m) of the Tax Code. However, there are no assurances that option grants under the Incentive Plan will qualify for the performance-based or other exception to the section 162(m) limitations.

                  3.       Securities Law Compliance.

                  Reorganized Carmike is not relying on the exemption from the registration requirements of the federal securities laws set forth in section 1145 of the Bankruptcy Code for the offering and issuance of Reorganized Carmike Management Shares pursuant to the Incentive Plan. As a result, the offering and issuance of Reorganized Carmike Management Shares pursuant to the Incentive Plan will be made by Reorganized Carmike in compliance with federal securities laws.

D.       CHIEF EXECUTIVE OFFICER EMPLOYMENT CONTRACT
         -------------------------------------------

                  Pursuant to the Plan, on the Effective Date, Reorganized Carmike will enter into an employment contract with Michael W. Patrick (the "Reorganized Carmike Employment Contract"). The Reorganized Carmike Employment Contract will be in substantially the form included in the Plan Supplement. The term of the Reorganized Carmike Employment Contract will be five years. Under the Reorganized Carmike Employment Contract, Mr. Patrick will receive an annual salary of $850,000 and, at the discretion of the Reorganized Carmike Board of Directors, may receive performance-based bonuses in an amount up to 50% of the annual base salary. In the event of termination of Mr. Patrick's employment by Reorganized Carmike without Cause (as defined in the Reorganized Carmike Employment Contract), other than by reason of death or disability, or by the executive for Good Reason (as defined in the Reorganized Carmike Employment Contract), Mr. Patrick is entitled to severance for the greater of (i) five years and (ii) the remainder of the term of the Reorganized Carmike Employment Contract. Severance generally means (i) Base Salary (as defined in the Reorganized Carmike Employment Contract), (ii) Target Bonus (as defined in the Reorganized Carmike Employment Contract) and (iii) continued coverage under certain welfare benefit plans.

E.       CONTINUATION OF EXISTING BENEFIT PLANS AND D&O INSURANCE
         --------------------------------------------------------

                  Except as provided in Section V. E. of the Disclosure Statement, all savings plans, retirement plans or benefits, if any, health care plans, performance-based incentive plans, workers' compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and will be assumed by the Debtors under the Plan. The Debtors have maintained and will continue to maintain appropriate insurance on behalf of their officers and directors.

F.       POST-EFFECTIVE DATE SECURITY OWNERSHIP OF CERTAIN OWNERS
         --------------------------------------------------------

                  The following table sets forth those holders of Claims and Equity Interests (including affiliates and related entities) which, based upon the most recent information regarding the ownership of Claims or Equity Interests available to Carmike and assuming the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders is $50,000,000, will own beneficially more than 5.0% of the New Common Stock as of the Effective
Date:

               Name and Address of                  Estimated Amount of                  Estimated % of
                Beneficial Holder                   Beneficial Ownership               Beneficial Ownership
                -----------------                   --------------------               --------------------
GS Capital Partners III, L.P.                                  4,066,294                     40.7%(4)
c/o Goldman Sachs & Co.
85 Broad Street
New York, New York  10004
Attn:  David J. Greenwald, Esq.

John W. Jordan, II                                             1,194,763                      11.9%
767 Fifth Avenue, 48th Floor
New York, New York  10153

David W. Zalaznick                                              899,778                        9.0%
767 Fifth Avenue, 48th Floor
New York, New York  10153

Leucadia Investors, Inc.                                        970,586                        9.7%
315 Park Avenue South, 20th Floor
New York, New York 10010

Michael W. Patrick                                              618,303                       6.2%5

G.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
         ----------------------------------------------

                  As disclosed in the Debtors' monthly operating report for October 2000, after the filing by Carmike of its quarterly financial report on Form 10Q on September 29, 2000 and the expiration of a blackout period, David W. Zalaznick, a director of Carmike, on October 5, 2000 purchased $15,228,000 (at face value) of Carmike's 9 3/8 % Senior Subordinated Notes due 2009 in an open market transaction at a price of $.26056/per dollar of face amount thereof. On the same day, TJT (B) Bermuda Investment Co., an affiliate of John W. Jordan II who is also a director of Carmike, similarly purchased the same amount of 9 3/8 % Senior Subordinated Notes at the same price. On the same day, Leucadia National Corporation, a public corporation ("Leucadia"), similarly purchased the same amount of 9 3/8 % Senior Subordinated Notes at the same price. Messrs.

----------
4 The estimated percentage of beneficial ownership provided for GS Capital Partners III, L.P. includes amounts owned by certain of its affiliated investment funds: Bridge Street Fund 1998, L.P., Stone Street Fund 1998, L.P., Goldman Sachs & Co. Verwaltungs GmbH, and GS Capital Partners III Offshore, L.P.

5 In addition, as of the Effective Date Carl L. Patrick, Sr. and Carl L. Patrick, Jr., relatives of Mr. Michael W. Patrick and members of the Board of Directors of Carmike, will own approximately 165,000 shares of New Common Stock (representing approximately 1.7% of the fully diluted shares).

Jordan and Zalaznick directly or indirectly are stockholders in Leucadia corporation. Neither jointly nor severally do they hold a controlling interest in Leucadia. Messrs. Jordan and Zalaznick notified Carmike of such purchases by letter dated October 9, 2000.

                  Additionally, on October 12, 2000, Mr. Zalaznick sold 20,000 shares of Carmike Class A Common Stock at a price of $.625/per share and 2,000 shares at a price of $.6875/per share. On October 13, 2000, Mr. Zalaznick sold 44,000 shares of Class A Common Stock at a price of $.625/per share. Mr. Zalaznick notified Carmike of such sales by letter dated October 18, 2000.

                  For additional information regarding certain affiliate relationships and related transactions, see the Amendment to the Debtors' Annual Report for fiscal year 2000, Form 10-K/A filed with the Securities Exchange Commission on April 30, 2001 and annexed hereto as Exhibit C.

                          VIII. SECURITIES LAWS MATTERS
                          -----------------------------

A.       BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS
         ---------------------------------------------------------

                  In reliance upon section 1145 of the Bankruptcy Code, New Common Stock to be issued to holders of Common Stock and Preferred Stock (collectively, "Old Carmike Equity Holders") and to Electing Noteholders under
Section 4.7(c) of the Plan and New Subordinated Notes to be issued to the holders of Subordinated Note Claims under Section 4.7(b) of the Plan on the Effective Date will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtors believe that the exchange of New Common Stock for Equity Interests of Old Carmike Equity Holders, the exchange of New Common Stock for Subordinated Note Claims of Electing Noteholders and the exchange of New Subordinated Notes for Subordinated Note Claims under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

                  The shares of New Common Stock to be issued to Old Carmike Equity Holders and Electing Noteholders and New Subordinated Notes to be issued to the holders of Subordinated Note Claims pursuant to the Plan on the Effective Date would be deemed to have been issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

                  Section 1145(b)(i) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

                  The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor may be presumed to be a "control person."

                  The Debtors believe that the Reorganized Carmike Management Shares to be issued under the Plan will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions in state securities laws.

                  To the extent that persons deemed to be "underwriters" receive New Common Stock, New Subordinated Notes or persons receive Reorganized Carmike Management Shares, in each case pursuant to the Plan (collectively, "Restricted Holders"), resales by Restricted Holders would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

                  Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations and notice and manner of sale requirements), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions will not limit the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three (3) month period preceding such sale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from Reorganized Carmike or an affiliate of Reorganized Carmike.

                  Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons, "dealers" registered as such pursuant to section 15 of the Securities Exchange Act of 1934 (the "Exchange Act"), and entities which purchase securities for their own account or for the account of another qualified institutional buyer and which (in the aggregate) own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system.

                  Pursuant to the Plan, certificates evidencing shares of New Common Stock or New Subordinated Notes received by Restricted Holders or holders of five percent (5%) or more of the outstanding New Common Stock or by holders that request legended certificates and who certify that they may be deemed to be underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED

                  UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

                  Any person or entity, other than (i) David W. Zalaznick, (ii) Bermuda Investment Co., an affiliate of John W. Jordan, II, (iii) Leucadia National Corporation, (iv) GS Capital Partners III, L.P. and its affiliates or
(v) recipients of Reorganized Carmike Management Shares, that would receive legended securities as provided above may instead receive certificates evidencing New Common Stock or New Subordinated Notes, as applicable, without such legend if, prior to the Effective Date, such person or entity delivers to Reorganized Carmike, (i) an opinion of counsel reasonably satisfactory to Reorganized Carmike to the effect that the shares of New Common Stock or New Subordinated Notes, as applicable, to be received by such person or entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

                  Any holder of a certificate evidencing shares of New Common Stock or New Subordinated Notes, as applicable, bearing such legend may present such certificate to the transfer agent for the shares of New Common Stock or the Indenture Trustee, as applicable, for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such securities are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized Carmike an opinion of counsel reasonably satisfactory to Reorganized Carmike to the effect that such securities are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code or (c) such holder delivers to Reorganized Carmike an opinion of counsel reasonably satisfactory to Reorganized Carmike to the effect that such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act or the Exchange Act and such securities may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED CARMIKE, CARMIKE MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, CARMIKE

RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

B.       STOCKHOLDERS' AGREEMENT
         -----------------------

                  Certain Electing Noteholders (David W. Zalaznick, Bermuda Investment Co., an affiliate of John W. Jordan, II, and Leucadia National Corporation), holders of Preferred Stock Equity Interests, and Michael W. Patrick, in their capacities as holders of New Common Stock on and after the Effective Date pursuant to the Plan shall be required to become a party to a stockholders' agreement (the "Stockholders' Agreement") and, accordingly, will be afforded the rights provided thereby and will be subject to the obligations provided therein. The Stockholders' Agreement will provide, among other things, that so long as the parties to the Stockholders' Agreement hold shares of New Common Stock, the Board of Directors of Reorganized Carmike shall be composed as follows: one director shall be the Chief Executive Officer of Reorganized Carmike, one director shall be Carl Patrick, Jr., three directors shall be appointed by Jordan/Zalaznick Advisers, Inc. and its affiliates, at least one of which shall be an independent director, four directors shall be appointed by GS Capital Partners III, L.P. and its affiliates, at least one of which shall be an independent director, and one independent director shall be identified by the Chief Executive Officer of Reorganized Carmike and agreed upon by the Board of Directors of Reorganized Carmike. The Stockholders' Agreement may also restrict the amount of New Common Stock that the parties thereto can transfer initially. The certificates representing shares of New Common Stock issued to the parties to the Stockholders' Agreement will bear a legend reflecting the fact that such shares are subject to the terms of the Stockholders' Agreement.

C.       REGISTRATION RIGHTS AGREEMENT
         -----------------------------

                  To the extent that a party receiving a distribution of New Common Stock pursuant to the Plan becomes a party to the Stockholders' Agreement, such party shall have the option to become a party to a registration rights agreement (the "Registration Rights Agreement") and, accordingly, will be afforded the rights provided thereby and will be subject to the obligations provided therein. The Registration Rights Agreement will provide, among other things, that the parties thereto will have the right to request Reorganized Carmike to register their shares of New Common Stock. The form of Registration Rights Agreement will be included in the Plan Supplement.

                                  IX. VALUATION

                  The Debtors have been advised by DrKW with respect to the aggregate value of the Reorganized Debtors. DrKW has undertaken its valuation analysis for the purpose of determining value available for distribution to creditors and equity interest holders pursuant to the Plan and to analyze the relative recoveries to creditors and equity interest holders thereunder.



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

                  The reorganization value is as of an assumed Effective Date of January 15, 2002 and reflects the going concern value of the Debtors' business after giving effect to the implementation of the Plan. Based upon the foregoing assumptions, the reorganization value of the Reorganized Debtors was assumed for purposes of the Plan by the Debtors, based upon advice from DrKW, to be approximately $585,000,000. The reorganization value does not include excess Cash, if any, remaining in the Reorganized Debtors after the projected Cash distributions to be made under the Plan. The Debtors are of the view that such excess Cash, if any, is necessary to run the business and, therefore, should not be included as excess Cash for valuation purposes.

                  Based upon the reorganization value set forth above, the Debtors' estimate of the aggregate amount of all Allowed Claims as of the Effective Date and assuming the aggregate principal amount of Allowed Subordinated Note Claims held by Electing Noteholders is $50,000,000, the Debtors have employed an assumed equity value of approximately $156,800,000. Based upon the distribution of 10,000,000 shares of New Common Stock under the Plan, the value per share of the New Common Stock is estimated to be $15.68. For purposes of determining the value per share of New Common Stock, DrKW assumed that the impact on the equity value of the New Common Stock of the Management Shares issued on the Effective Date pursuant to the Plan, and the Management Shares reserved for future issuance pursuant to the Plan, would be minimal. This assumption is based on, among other things, the fact that the estimated value of New Common Stock was made on a fully-diluted basis after issuance of all Management Shares, and that 50% of the Management Shares will have been distributed on the Effective Date.

                  The estimated value represents a hypothetical reorganization value for the Reorganized Debtors. Such estimate reflects the application of various valuation techniques and does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business such as the Debtors' business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. AS A RESULT, THE ESTIMATE OF REORGANIZATION VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ANY ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THAT SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NONE OF CARMIKE, THE REORGANIZED DEBTORS, DrKW OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to


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

liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities.

                  DrKW has undertaken its valuation analysis for purposes of determining the value available to distribute to creditors pursuant to the Plan and analyzing relative recoveries to creditors thereunder. The analysis is based on the financial projections annexed hereto as Exhibit E, as well as current market conditions and statistics. DrKW used the comparable public company, discounted cash flow and comparable acquisition methodologies to arrive at the reorganization value of the Reorganized Debtors, collectively.

                  In preparing an estimate of reorganization value, DrKW (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the Debtors, including financial projections provided by management relating to the Debtors' business and prospects, (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the Debtors, (v) considered certain economic and industry information relevant to the Debtors' operating business, and conducted such other analyses as DrKW deemed appropriate. Although DrKW conducted a review and analysis of the Debtors' business, operating assets, liabilities and business plans, DrKW assumed and relied on the accuracy and completeness of all (i) financial and other information furnished to it by the Debtors and (ii) publicly available information. DrKW did not independently verify management's projections in connection with such valuation and no independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith.

                  DrKW's valuation is based on the assumption that the operating results anticipated by management can be achieved in all material respects, including attendance levels, revenue growth, and improvements in operating margins, earnings, and cash flow. To the extent that the valuation is dependent upon the Debtors' achievement of the projections contained in the Disclosure Statement, the valuation should be considered speculative.

                  In addition to relying on management's projection assumptions, DrKW's valuation analysis is based on a number of assumptions including, but not limited to: (a) a successful and timely reorganization of the Debtors' capital structure, (b) the plan becoming effective in accordance with its proposed terms, and (c) the continuity of present operating management of the Debtors following consummation of the Plan. DrKW's valuation analysis further assumes that the Debtors (i) are successful in disposing of its non-core theatres in accordance with the timeline reflected in the operating projections and (ii) have the financial flexibility to invest capital in upgrading its existing theatre base to remain competitive.



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

                                   Methodology

                  In preparing its valuation, DrKW performed a variety of analyses and considered a variety of factors. The summary of the analyses and factors contained herein does not purport to be a complete description of the analyses and factors considered.

                  In determining estimated reorganization value, DrKW made judgments as to the weight to be afforded to and the significance and relevance of each analysis and factor. DrKW did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, DrKW believes that its valuation must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, DrKW made numerous assumptions with respect to the Debtors' industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtors' control. In addition, analyses relating to the value of the Debtors' business or securities do not purport to be appraisals or to reflect the prices at which such business or securities will trade.

                  THE VALUATION REPRESENTS THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS, COLLECTIVELY, AND DOES NOT NECESSARILY REFLECT THE VALUE THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE EQUITY VALUE SET FORTH IN THIS VALUATION ANALYSIS.


                    X. CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.



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

A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS
         -------------------------------------

                  1.       Risk of Non-Confirmation of the Plan

                  Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

                  2.       Non-Consensual Confirmation

                  In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors' request if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See
Section VI. C.2. The Debtors believe that the Plan satisfies these requirements.

                  3.       Risk of Non-Occurrence of the Effective Date

                  Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in Section 10.1 of the Plan have not occurred or been waived by the Debtors within 120 days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtors and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtors' obligations with respect to Claims and Equity Interests would remain unchanged.

B.       RISKS TO RECOVERY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS
         -----------------------------------------------------------

                  1.       Competitive Conditions

                  The motion picture exhibition industry is fragmented and highly competitive. In markets where it is not the sole exhibitor, the Reorganized Debtors compete against regional and independent operators as well as the larger theatre circuit operators.

                  The Reorganized Debtors' operations are subject to significant competitive pressures. The opening of large multiplexes and theatres with stadium seating by the Debtors and certain of their competitors has tended to, and is expected to continue to, draw audiences away from certain older theatres,


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

including theatres operated by the Reorganized Debtors. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre. Further, the Debtors have closed certain theatres since the commencement of the Chapter 11 Cases and competitors or smaller entrepreneurial developers may purchase or lease the abandoned buildings and reopen them as theatres in competition with the Reorganized Debtors.

                  In addition to competition from other motion picture exhibitors, the Reorganized Debtors face competition from other forms of entertainment. The Reorganized Debtors face varying degrees of competition with respect to licensing films, attracting customers, obtaining new theatre sites and acquiring theatre circuits. There have been a number of consolidations in the movie theatre industry, and the impact of these consolidations could have an adverse effect on the Reorganized Debtor's business. Even where any of the Reorganized Debtors are the only exhibitor in a film licensing zone, the Reorganized Debtors may still experience competition for moviegoers from theatres in a neighboring zone. In addition, theatres compete with a number of other types of motion picture delivery systems, such as pay television, pay-per-view, satellite and home video systems. While the impact of these delivery systems on the motion picture industry is difficult to determine precisely, there is a risk that they could adversely affect attendance at motion pictures shown in theatres. Movie theatres also face competition from a variety of other forms of entertainment competing for the public's leisure time and disposable income, including sporting events, concerts, live theatre and restaurants. Because theatres depend upon discretionary consumer spending, they may be adversely affected by a downturn in the economy.

                  2.       Dependence Upon Motion Picture Production and
Performance

                  The Reorganized Debtors' business depends on the availability of suitable motion pictures for screening in their theatres and the appeal of these motion pictures in their markets. The results of operations will vary from period to period based upon the quantity and quality of the motion pictures shown in theatres. A disruption in the production of motion pictures, lack of motion pictures or poor performance of motion pictures in theatres could adversely affect the Reorganized Debtors' business and results of operations.

                  3.       Dependence on Relationships with Motion Picture
Distributors

                  The Reorganized Debtor's business depends to a significant degree on maintaining good relations with the major film distributors that license films to our theatres. While there are numerous motion picture distributors that provide quality first-run movies to the motion picture exhibition industry, the following ten distributors accounted for approximately 98.8% of the Reorganized Debtors' admission revenues for the fiscal year ended December 31, 2000: Buena Vista, DreamWorks, Fox, MGM/UA, Miramax, New Line Cinema, Paramount, Sony, Universal and Warner Brothers. No single distributor dominates the market. A deterioration in the Reorganized Debtors' relationships


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

with any of the major film distributors could adversely affect access to commercially successful films and could adversely affect the Reorganized Debtors' business and results of operations.

                  4.       Seasonality

                  Revenues are dependent upon the timing of motion picture releases by distributors. The motion picture exhibition business is generally seasonal, with higher revenues generated during the summer and holiday seasons. While motion picture distributors have begun to release major motion pictures evenly throughout the year, the most marketable motion pictures are usually released during the summer and the year-end holiday periods. Additionally, the unexpected emergence of a hit film may occur in these or other periods. As a result, the timing of motion picture releases affects the results of operations, which may vary significantly from quarter to quarter.

                  5.       Governmental Regulation

                  Like others in the motion picture exhibition industry, the Reorganized Debtors are subject to certain federal, state and local laws and regulations which limit the manner in which it may conduct business. The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. As a result of these laws and cases, the Reorganized Debtors cannot ensure a supply of motion pictures by entering into long term arrangements with major distributors. Instead, the Reorganized Debtors must compete for film licenses on a film-by-film and theatre-by-theatre basis.

                  Theatre operations are also subject to federal, state and local laws governing matters such as construction, renovation and operation of theatres, as well as wages, working conditions, citizenship, and health and sanitation requirements and licensing. The Reorganized Debtors believe that their theatres are in material compliance with these requirements. At December 31, 2000, approximately 60% of the Reorganized Debtors' employees were paid at the federal minimum wage and, accordingly, the minimum wage largely determines labor costs for those employees.

                  The Americans with Disabilities Act (the "ADA") and certain state statutes and local ordinances, among other things, require that places of public accommodation, including both existing and newly constructed theatres, be accessible to customers with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make them accessible to patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of a theatre and its facilities. The Reorganized Debtors are aware of several lawsuits that have been filed against other exhibitors by disabled moviegoers alleging that certain stadium seating designs violated the ADA. The Reorganized Debtors have established a program to review and evaluate theatres and to make changes that may be required by law. Although the Reorganized Debtors believe that the cost of complying with the ADA will not adversely affect business and results of


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

operations, it cannot predict the extent to which the ADA or any future laws or regulations regarding the needs of the disabled will impact operations.

                  6.       Ability to Service Debt

                  The Reorganized Debtors' ability to make scheduled payments of principal, to pay the interest on, to refinance their indebtedness, or to fund planned capital expenditures for theatre construction, expansion or renovation will depend on future performance. Future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. While no assurance can be provided, based upon the current level of operations and anticipated increases in revenues and cash flow described in the Projections attached as Exhibit E hereto, the Debtors believe that cash flow from operations, available cash, and sales of surplus assets will be adequate to fund the Plan and meet their future liquidity needs.

                  7.       Lack of Active Trading Market

                  There is no existing market for the New Common Stock. Carmike intends to attempt to have the New Common Stock listed on a national stock exchange or national quotation system. However, there can be no assurance that the New Common Stock will be listed on a national exchange or quoted on a national quotation system. Further, there can be no assurance that an active trading market for the New Common Stock will develop, and if developed, that it will continue. In addition, there can be no assurance as to the degree of price volatility in any market for the New Common Stock that does develop. Accordingly, no assurance can be given that a holder of New Common stock will be able to sell such securities in the future or as to the price at which such sale may occur. If such markets were to exist, the New Common Stock could trade at prices higher or lower than the value ascribed to such security herein depending on many factors, including prevailing interest rates, the market for similar securities, general economic and industry conditions, and the performance of, and investor expectations for Reorganized Carmike.

                  In addition, holders of New Common Stock who are deemed to be statutory underwriters pursuant to section 1145(b) of the Bankruptcy Code or who otherwise are deemed to be "affiliates" or "control persons" of Reorganized Carmike within the meaning of the Securities Act, will be unable to transfer or sell their securities after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws. See Section VIII. A.

                  8.       Significant Holders

                  The Debtors anticipate that as of the Effective Date, approximately 79.1% of the shares of New Common Stock will be held by approximately seven holders or their affiliates. Such holders, acting as a


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

group, will be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. Indeed, such parties intend to enter in the Stockholders' Agreement (the form of which shall be contained in the Plan Supplement), which will provide for, among other things, that so long as the parties to the Stockholders' Agreement hold shares of New Common Stock, the Board of Directors of Reorganized Carmike shall be composed as follows: one director shall be the Chief Executive Officer of Reorganized Carmike, one director shall be Carl Patrick, Jr., three directors shall be appointed by Jordan/Zalaznick Advisers, Inc. and its affiliates, at least one of which shall be an independent director, four directors shall be appointed by GS Capital Partners III, L.P. and its affiliates, at least one of which shall be an independent director, and one independent director shall be identified by the Chief Executive Officer of Reorganized Carmike and agreed upon by the Board of Directors of Reorganized Carmike. This concentration of ownership also could facilitate or hinder a negotiated change of control of Reorganized Carmike and, consequently, have an impact upon the value of the New Common Stock.

                  Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the value of the New Common Stock and the Reorganized Debtors' ability to use their favorable tax attributes. See Article XI.

                  9.       Projected Financial Information

                  The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Business Plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

                  10.      Hart-Scott-Rodino Act Requirements

                  Holders of Allowed Subordinated Note Claims electing the treatment on account of such Claims provided under Section 4.7(c) of the Plan and Preferred Stock Interests that acquired such Claims or Equity Interests after the commencement of the Chapter 11 Cases and that are to receive New Common Stock under the Plan may have to observe the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Electing Noteholders and holders of Preferred Stock Interests required to make HSR Act filings cannot receive any such distribution of New Common Stock until the expiration or early termination of the waiting periods under the HSR Act. Such Electing Noteholders and holders of Preferred Stock Interests should consult their own counsel regarding their potential responsibilities under the HSR Act.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests. The following summary does not address the federal income tax consequences to (i) holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan or are otherwise unimpaired under the Plan (e.g., holders of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Secured Tax Claims and Other Secured Claims) or (ii) holders of Subsidiary Equity Interests. The following summary also does not address the federal income tax consequences to the holders of Secured Bank Claims, who the Debtors understand have independent counsel to advise them with respect to the consequences of the Plan.

                  The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                  This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form. In addition, this discussion of the federal income tax consequences of ownership of the New Subordinated Notes only applies to holders receiving such notes pursuant to the Plan and not to subsequent holders.

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS AND

EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.       CONSEQUENCES TO THE DEBTORS
         ---------------------------

                  The Debtors have reported a consolidated net operating loss ("NOL") carryforward for regular federal income tax purposes of approximately $70 million and for federal alternative minimum tax ("AMT") purposes of approximately $62 million as of December 31, 2000 (all of which is attributable to the taxable year then ended), and expect to incur substantial additional NOLs during their current taxable year. The amount of such NOL carryforwards remains subject to adjustment by the IRS. In addition, the NOLs and other tax benefits of a corporation may be subject to limitation following an "ownership change" of the corporation within the meaning of section 382 of the Tax Code. Although the Debtors believe that they underwent an "ownership change" within the meaning of section 382 of the Tax Code in December 1999, the Debtors do not believe that a significant portion of their regular federal income tax NOLs and deductions are subject to this limitation. For AMT purposes, however, potentially up to $15 million of the Debtors' NOLs and a portion of their future deductions are subject to this limitation, resulting in an effective deferral of the utility of such losses and deductions. Although not free from doubt, the Debtors do not believe that they have undergone a subsequent ownership change.

                  However, as discussed below, the amount of the Debtors' NOL carryforwards, and possibly certain other tax attributes, will be reduced, and the subsequent utilization of such NOL carryforwards and other tax attributes may be restricted upon the implementation of the Plan.

                  1.       Cancellation of Debt

                  In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes -- such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets -- by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply ignored for federal income tax purposes. It is unclear whether the reduction in tax attributes will occur on a separate company basis, even though the Debtors file consolidated federal income tax returns with the other members of their respective groups. The Debtors are aware that the IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis. Any reduction in tax attributes does not effectively occur until the first day of the taxable year following the year the COD occurs. If advantageous, a debtor could elect to reduce the basis of depreciable property prior to any reduction in their loss carryforwards.

                  The extent of such COD and resulting attribute reduction will depend primarily on the amount of Allowed Convenience Claims and the fair market value of the New Common Stock and the New Subordinated Notes distributed to the holders of Allowed Subordinated Note Claims pursuant to the Plan. Based on the assumed reorganization value of the Debtor (see Section IX, "Valuation"), the Debtors do not expect to incur significant COD, and thus significant attribute reduction, for federal income tax purposes.

                  2.       Limitation on NOL Carryforwards and Other Tax
Attributes

                  Following the implementation of the Plan, any consolidated NOLs and carryforwards thereof, and possibly certain other tax attributes, of the Debtors allocable to periods prior to the Effective Date will be subject to the limitations imposed by section 382 of the Tax Code.

                  Under section 382 of the Tax Code, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The Debtors anticipate that the issuance of the New Common Stock pursuant to the Plan will constitute an ownership change of the Debtors.

                           a. General Section 382 Limitation. In general, the
amount of the annual limitation to which a corporation (or consolidated group) would be subject would be equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change (4.85% for ownership changes occurring in November 2001). For a corporation (or a consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

                           Any unused limitation may be carried forward, thereby
increasing the annual limitation in the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero (subject to the discussion below regarding the special bankruptcy exception).

                           b. Built-In Gains and Losses. If a loss corporation
(or consolidated group) has a "net unrealized built-in loss" at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a "net unrealized built-in gain" at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. Thus, although somewhat counterintuitive, a consolidated group can be considered to have both a net unrealized built-in loss and a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Based on the assumed reorganized value, it is likely that the Debtors will be in a net unrealized built-in loss position on the Effective Date.

                           c. Special Bankruptcy Exception. An exception to the
general annual limitation (including the described built-in gain and loss rules) applies where the stockholders and/or qualified creditors of the debtor retain or receive (other than for new value) at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed bankruptcy plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis, but are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

                           The Debtors anticipate that the retention and receipt
of New Common Stock by the holders of Equity Interests will qualify for this exception. The statute does not address, however, whether this exception can be applied on a consolidated basis or only on a separate company basis. Even if the Debtors qualify for this exception, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation and built-in gain and loss rules described above. Such election would have to be made in the Debtors' federal income tax return for the taxable year in which the change occurs.



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

                  3.       Alternative Minimum Tax

                  In general, an AMT is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

                  In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The application of this provision to the Debtors is unaffected by whether the Debtors otherwise qualify for the special bankruptcy exception to the annual limitation (and built-in gain and loss) rules of section 382 of the Tax Code discussed in the preceding section.

                  Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

                  Congress is currently considering a tax stimulus bill that, if enacted in its current form, would, among other things, repeal the AMT, possibly retroactively to 1986. Whether the repeal of the AMT will remain a feature of the legislation is uncertain.

                  4.       Non-Deductibility of OID on the New Subordinated
Notes

                  In the event the New Subordinated Notes are issued with original issue discount ("OID") (see "Consequences to Holders of Subordinated Note Claims - Interest and Original Issue Discount With Respect to the New Subordinated Notes," below), the New Subordinated Notes may be subject to the "applicable high yield discount obligation" provisions of the Tax Code. An "applicable high yield discount obligation" is any debt instrument that (1) has a maturity date which is more than five years from the date of issue, (2) has a yield to maturity which equals or exceeds the applicable federal rate ("AFR") released by the IRS for the calendar month in which the obligation was issued (4.09% for November 2001) plus five percentage points and (3) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if, as of the close of any accrual period ending more than five years after the date of issue, the excess of the interest (including OID) that has accrued on the obligation over the interest that is required to be paid thereon exceeds the product of the issue price of the instrument and its yield to maturity.



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

                  In the event the New Subordinated Notes are applicable high yield discount obligations, the OID on the New Subordinated Notes likely would only be deductible, if at all, by the Debtors when paid. Moreover, if the New Subordinated Notes' yield to maturity exceeds the AFR plus six percentage points, a ratable portion of the OID (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) would be non-deductible by the Debtors.

B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS
         -----------------------------------------

                  1.       Consequences to Holders of Allowed Convenience Claims

                  Pursuant to the Plan, if holders of Allowed Convenience Claims vote to accept the Plan, each holder will receive, in satisfaction and discharge of its Claim, cash in an amount equal to 80% of its Allowed Convenience Claim.

                  In general, a holder of an Allowed Convenience Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, see "Distribution in Discharge of Accrued Interest," below.

                  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

                  2.       Consequences to Holders of Allowed General Unsecured
Claims

                  Pursuant to the Plan, a holder of an Allowed General Unsecured Claim (and a holder of an Allowed Convenience Claim if the holders of such Claims do not vote to accept the Plan) will receive over time payment in full, with an initial cash payment upon implementation of the Plan and additional cash payments over approximately five years with interest at 9.4% annually (such additional cash payments herein referred to as the "Deferred Payment Obligation"). For federal income tax purposes, the Deferred Payment Obligation should be treated - and, the following discussion assumes, would be treated - in a similar fashion to the receipt of an actual note amortizable over five years.

                           a. Gain or Loss. In general, a holder of an Allowed
General Unsecured Claim will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but


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

unpaid interest, see "Distribution in Discharge of Accrued Interest," below. The amount realized by a holder will equal the sum of the initial cash payment and the "issue price" of the Deferred Payment Obligation received by such holder (see "Interest and Original Issue Discount," below). Each holder of General Unsecured Claims is urged to consult its tax advisor regarding the possible application of (or the ability to elect out of) the "installment method" of reporting any gain that might otherwise be recognized by the holder upon receipt of the Deferred Payment Obligation.

                           Where gain or loss is recognized by a holder of an
Allowed General Unsecured Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction.

                           A holder's tax basis in a Deferred Payment Obligation
will equal the "issue price" of such obligation, and the holding period for a Deferred Payment Obligation generally will begin the day after such obligation is treated as issued.

                           b. Interest and Original Issue Discount With Respect
to the Deferred Payment Obligation. Pursuant to the Plan, the Deferred Payment Obligation provides for the annual payment of interest at a rate of 9.4%. Such interest should be includible in income by a holder in accordance with the holder's regular method of accounting.

                           In addition, under certain circumstances, a holder of
a Deferred Payment Obligation may be required to recognize imputed interest in the event the Deferred Payment Obligations are treated as issued with OID. In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" (in this case, the stated principal amount of the Deferred Payment Obligation) exceeds its "issue price." The "issue price" of a Deferred Payment Obligation will depend upon whether such obligation is traded on an "established securities market" during the sixty day period ending thirty days after the Effective Date. Pursuant to Treasury Regulations, an "established securities market" includes, among other things, a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. If the Deferred Payment Obligations are not traded on an established securities market and, as the Debtors anticipate, the stated interest rate of 9.4% is greater than the AFR for five-year obligations in effect on the Confirmation Date (4.09% for November 2001), the issue price of the Deferred Payment Obligations will be their stated principal amount. If the Deferred Payment Obligations are traded on an established securities market, the "issue price" will be their fair market value.



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

                  If the Deferred Payment Obligation is treated as issued with OID, each holder will be required to accrue the OID in respect of its Deferred Payment Obligation, and include such amount in gross income as interest, over the term of such obligations based on the constant interest method. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in a Deferred Payment Obligation will be increased by the amount of any OID included in income and reduced by any cash payments (other than payment of stated interest) made with respect to such Deferred Payment Obligation.

                  3.       Consequences to Holders of Subordinated Note Claims

                  Pursuant to the Plan, holders of Allowed Subordinated Note Claims will receive, in satisfaction and discharge of their Claims, New Subordinated Notes and cash, unless they elect to receive solely New Common Stock. In the event that the Electing Noteholders hold greater than $50,000,000 in principal amount of Allowed Subordinated Note Claims, the Electing Noteholders will receive a combination of New Common Stock, New Subordinated Notes and cash.

                  The federal income tax consequences of the Plan to holders of Allowed Subordinated Note Claims depend, in part, on whether the Subordinated Notes underlying such Claims and/or the New Subordinated Notes constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The Subordinated Notes had an original maturity of approximately 10 years, whereas the New Subordinated Notes will have a maturity of approximately seven years. The Debtors intend to take the position
- and the following discussion assumes - that both the Subordinated Notes and the New Subordinated Notes constitute "securities" for federal income tax purposes. Each holder of an Allowed Subordinated Note Claim and Electing Noteholder is urged to consult its tax advisor regarding the classification of the Subordinated Notes and the New Subordinated Notes.

                           a. Recapitalization Treatment. The distribution of
New Common Stock and/or New Subordinated Notes in satisfaction of an Allowed Subordinated Note Claim should constitute a "recapitalization" for federal income tax purposes. Accordingly, in general, the holder of an Allowed Subordinated Note Claim will not recognize loss upon such exchange, but will recognize gain, if any (computed as described below), up to the amount of any cash received (other than any portion of such cash allocable to accrued but unpaid interest). Although the Debtors intend, to the extent possible, to allocate the cash entirely to accrued but unpaid interest with respect to the Allowed Subordinated Note Claims, there is no assurance that the IRS will respect such allocation. In addition, if New Common Stock is received, a portion


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

of the New Common Stock will be treated as allocable to accrued but unpaid interest. For a discussion of the treatment of accrued but unpaid interest, see "Distribution in Discharge of Accrued Interest," below.

                           In general, the amount of gain a holder of an Allowed
Subordinated Note Claim will realize is equal to the excess, if any, of (i) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) over (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). The "amount realized" by a holder will equal the sum of the amount of any cash, the "issue price" of any New Subordinated Notes and the fair market value of any New Common Stock received by such holder in satisfaction of its Allowed Subordinated Note Claim (see "Interest and Original Issue Discount With Respect to the New Subordinated Notes," below). Each holder of an Allowed Subordinated Note Claim is urged to consult its tax advisor regarding the possible application of (or the ability to elect out of) the "installment method" of reporting any gain that might otherwise be recognized by the holder upon receipt of the New Subordinated Note.

                           Where gain or loss is recognized by a holder of an
Allowed Subordinated Note Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction.

                           Where gain or loss is recognized by an Electing
Noteholder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Electing Noteholder, whether the Claim constitutes a capital asset in the hands of the Electing Noteholder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the Electing Noteholder had previously claimed a bad debt deduction.

                           A holder's aggregate tax basis in any New Common
Stock and New Subordinated Notes received in respect of its Claim generally will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest), increased by any gain and interest income recognized in respect of its Claim, and decreased by any cash received and any deductions claimed upon satisfaction and discharge of its Claim for any previously accrued but unpaid interest. In general, the aggregate tax basis should be allocated between any New Common Stock and any New Subordinated Notes received based on their relative fair market values. The holder's holding period for any New Common Stock and New Subordinated Notes received generally will include the holder's holding period for the Claim, except to the extent that any


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

New Common Stock and New Subordinated Notes was received in satisfaction of a Claim for accrued but unpaid interest.

                           b. Interest and Original Issue Discount With Respect
to the New Subordinated Notes. Pursuant to the Plan, the New Subordinated Notes provide for the semi-annual payment of interest at a rate of 10.375% per annum. Such interest generally will be includible in income by a holder in accordance with the holder's regular method of accounting.

                           In addition, under certain circumstances, a holder of
a New Subordinated Note may be required to recognize imputed interest in the event the New Subordinated Notes are treated as issued with OID. In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" (in this case, the stated principal amount of the New Subordinated Notes) exceeds its "issue price" by more than a de minimis amount. The "issue price" of a New Subordinated Note will depend upon whether (i) the current Subordinated Notes are traded on an "established securities market" or
(ii) the New Subordinated Notes will be traded on an "established securities market" during the sixty day period ending thirty days after the Effective Date. Pursuant to Treasury Regulations, an "established securities market" includes, among other things, a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. If either the current Subordinated Notes or the New Subordinated Notes are traded on an "established securities market" (as the Debtors believe will be the case), the "issue price" will be equal to (or approximate) the fair market value of the New Subordinated Notes. If neither are traded on an established securities market and, as the Debtors anticipate, the stated interest rate of 10.375% is greater than the AFR for seven-year obligations in effect on the Confirmation Date (4.09% for November 2001), the issue price of the New Subordinated Notes will be their stated principal amount.

                           If the New Subordinated Notes are treated as issued
with OID, each holder generally will be required to accrue the OID in respect of its New Subordinated Note, and include such amount in gross income as interest, over the term of such note based on the constant interest method. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder's tax basis in a New Subordinated Note will be increased by the amount of any OID included in income and reduced by any cash payments (other than payments of stated interest) made with respect to such New Subordinated Note. A holder may be permitted to exclude all or a portion of this OID from gross income in the event the holder's tax basis in the New Subordinated Note exceeds the issue price of the New Subordinated Note (see, "Treatment of Premium," below).

                           As discussed above at "Consequences to the Debtors -
Non-Deductibility of OID on New Subordinated Notes," the New Subordinated Notes may be subject to the applicable high yield discount obligation provisions of the Tax Code. If such provisions apply, and the New Subordinated Notes' yield to


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maturity exceeds the AFR plus six percentage points, a ratable portion of a corporate holder's OID (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) should be treated, for purposes of the dividends-received deduction, as a dividend to the same extent it would have been had such amount been distributed by Reorganized Carmike with respect to its stock for federal income tax purposes.

                           c. Treatment of Premium. Generally, if a holder's tax
basis in any New Subordinated Note received is greater than the New Subordinated Note's issue price, but is less than or equal to the stated principal amount of the New Subordinated Note, the amount of OID that the holder must include in income is reduced. In general, the amount of the reduction is equal to the amount of the OID multiplied by a fraction, the numerator of which is the excess of the holder's tax basis in the New Subordinated Note over its issue price, and the denominator of which is the excess of the stated principal amount of the New Subordinated Note over the issue price. Alternatively, a holder may elect to amortize the premium using the constant yield method. If a holder's tax basis in the New Subordinated Note exceeds the stated principal amount of the New Subordinated Note, the holder is not required to include any OID in income. In addition, the holder generally would be able to amortize the excess over the term of the New Subordinated Note as an offset to stated interest.

                           d. Market Discount With Respect to New Subordinated
Notes and New Common Stock. The Treasury Department is expected to promulgate regulations that will provide that any accrued market discount not treated as ordinary income upon a tax-free exchange (including a "recapitalization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and, likely, even without the issuance of regulations), any holder of an Allowed Subordinated Note Claim would be required to carry over any accrued market discount incurred in respect of such Claim to the New Subordinated Notes and/or New Common Stock received for such Claim pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such New Subordinated Notes or New Common Stock would be treated as ordinary income to the extent of any accrued market discount that is allocable to such notes or stock and not previously included in income. In general, a Claim will have "accrued market discount" if such Claim was acquired after its original issuance at a discount to its adjusted issue price.

                           In addition, a holder likely would have market
discount with respect to its New Subordinated Note if it has a tax basis in its note that is less than the note's issue price. The amount of market discount on the New Subordinated Note should equal the excess of issue price over the holder's tax basis (unless the excess is less than a de minimis amount), presumably reduced by any accrued market discount carried over from the holder's Allowed Subordinated Note Claim.



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

                           e.  Subsequent Sale of New Common Stock.

                           Any gain recognized by a holder upon a subsequent
taxable disposition of New Common Stock received pursuant to the Plan, or any stock or property received for such New Common Stock in a later tax-free exchange, will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's claim had been satisfied in full but which were not included by reason of the cash method of accounting.

                           In addition, any gain recognized upon a subsequent
disposition of New Common Stock received pursuant to the Plan, may be treated as ordinary income to the extent, if any, the holder had accrued market discount with respect to its Allowed Subordinated Note Claim that was not previously included in income. See the preceding section, "Market Discount With Respect to New Subordinated Notes and New Common Stock."

                  4.       Distribution in Discharge of Accrued Interest

                  Pursuant to the Plan, all distributions in respect of an Allowed Claim will be allocated first to any portion of such Claim for accrued interest, with any excess allocated to the principal amount of such Claim to the extent thereof, and then to the remaining portions of such Claim. In general, to the extent that any amount received by a holder of a debt (whether paid in cash, stock or notes) is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

                  5.       Information Reporting and Withholding

                  All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of up to 30.5%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of


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tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.       CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS
         -------------------------------------------

                  1.       Holders of Preferred Stock Equity Interests

                  Pursuant to the Plan, the receipt of New Common Stock in exchange for an Allowed Preferred Stock Equity Interest will constitute a "recapitalization" for federal income tax purposes. Accordingly, in general, the holder of an Allowed Preferred Equity Interest will not recognize gain or loss upon such exchange. If there are dividends in arrears in respect of the Preferred Stock and the fair market value of the New Common Stock received in the exchange exceeds the issue price of the Preferred Stock surrendered, the holder may recognize ordinary (dividend) income with respect to such excess value up to the amount of the dividends in arrears. In general, such excess value will be treated as a dividend to the extent of the holder's share of current or accumulated earnings and profits of the Debtors as of the end of the taxable year in which the distribution occurs, with any remainder treated as a return of capital to the extent of the holder's tax basis in its Preferred Stock and, thereafter, as gain from the sale or exchange of its Preferred Stock.

                  A holder's aggregate tax basis in the New Common Stock received in the exchange will equal the holder's aggregate adjusted tax basis in the Preferred Stock increased by any deemed dividends included in income. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for its Preferred Stock.

                  2.       Holders of Common Stock Equity Interests

                  Pursuant to the Plan, holders of Allowed Common Stock Equity Interests will retain their Interests subject to certain modifications to the charter provisions with respect to such Interests. The modifications to the charter provisions may constitute a "recapitalization" for federal income tax purposes. Whether or not so treated, the holder of an Allowed Common Stock Equity Interest generally should not recognize gain or loss as a result of such modifications and should retain its aggregate tax basis and holding period in its Interest.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.



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         XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.       LIQUIDATION UNDER CHAPTER 7
         ---------------------------

                  If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests is set forth in Section VI.
C.4. of the Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors and equity interest holders than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals,
(ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B.       ALTERNATIVE PLAN OF REORGANIZATION
         ----------------------------------

                  If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors, equity interest holders and other parties in interest.

                  The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan.


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                      XIII. CONCLUSION AND RECOMMENDATION

                  The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m., Eastern Time, on December 20, 2001.

Dated:     Wilmington, Delaware
           November 14, 2001


                      CARMIKE CINEMAS, INC., a Delaware corporation
                      (for itself and on behalf of each of the Subsidiaries)

                      By:      /s/ Michael W. Patrick
                           ----------------------------------------------
                            Name:  Michael W. Patrick
                            Title: President and Chief Executive Officer











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